UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

AT&T Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2014 Notice of Annual Meeting of Stockholders and Proxy Statement

To the holders of Common Stock of AT&T Inc.:

The 2014 annual meeting of stockholders of AT&T Inc. will be held as follows:

When:	9:00 a.m. local time, Friday, April 25, 2014

Where:	Rivermill Event Centre River View Room 3715 1st Avenue Columbus, Georgia 31904

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of Directors
2.	Ratification of Ernst & Young LLP as independent auditors
3.	Advisory approval of executive compensation
4.	Approve Severance Policy
5.	Any other business that may properly come before the meeting, including certain stockholder proposals.

Holders of AT&T Inc. common stock of record at the close of business on February 26, 2014, are entitled to vote at the meeting and any adjournment of the meeting.

Please sign, date, and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors.

Ann Effinger Meuleman Senior Vice President and Secretary March 11, 2014

PROXY STATEMENT	AT&T INC. One AT&T Plaza Whitacre Tower 208 S. Akard Street Dallas, TX 75202

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting To Be Held on April 25, 2014:

The proxy statement and annual report to security holders

are available at www.edocumentview.com/att.

Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

AT&T 2014 Proxy Statement –  1

Proxy Statement Summary

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

Attending the Annual Meeting of Stockholders

If you plan to attend the meeting in person, please vote your proxy and bring the admission ticket (attached to the proxy card or the Annual Meeting Notice) to the Annual Meeting. If you do not have an admission ticket or if you hold your shares in the name of a bank, broker or other institution, you may obtain admission to the meeting by presenting proof of your ownership of AT&T stock as of February 26, 2014 (the record date).

Agenda and Voting Recommendations
Item	Description	Board Recommendation	Page
1	Election of Directors	FOR each nominee	16
2	Ratification of Ernst & Young LLP as auditors for 2014	FOR	24
3	Advisory approval of executive compensation	FOR	24
4	Approve Severance Policy	FOR	25
5	Stockholder Proposal: Political Report	AGAINST	26
6	Stockholder Proposal: Lobbying Report	AGAINST	28
7	Stockholder Proposal: Written Consent	AGAINST	31

Current Board Members *
Name	Age	Director Since	Principal Occupation	Committees
Randall L. Stephenson	53	2005	Chairman, CEO, and President, AT&T Inc.	Executive
Reuben V. Anderson	71	2006	Senior Partner, Phelps Dunbar, LLP	Executive, Corp. Gov. and Nominating, and Public Policy and Corp. Reputation
James H. Blanchard	72	2006	Chairman and Partner, Jordan- Blanchard Capital, LLC	Corp. Dev. and Finance, Executive, and Human Resources
Jaime Chico Pardo	64	2008	Founder and CEO, ENESA	Audit and Corp. Dev. and Finance
Scott T. Ford	51	2012	Member and Chief Executive Officer, Westrock Group, LLC	Corp. Dev. and Finance and Public Policy and Corp. Reputation
James P. Kelly	70	2006	Retired Chairman and CEO, United Parcel Service, Inc.	Audit and Corp. Gov. and Nominating
Jon C. Madonna	70	2005	Retired Chairman and CEO, KPMG	Audit, Corp. Gov. and Nominating, and Executive
Michael B. McCallister	61	2013	Retired Chairman and CEO, Humana Inc.	Audit and Public Policy and Corp. Reputation
John B. McCoy	70	1999	Retired Chairman and CEO, Bank One Corporation	Corp. Gov. and Nominating, Executive, and Human Resources
Beth E. Mooney	59	2013	Chairman and Chief Executive Officer, KeyCorp	Corp. Dev. and Finance
Joyce M. Roché	66	1998	Retired President and CEO, Girls Inc.	Corp. Gov. and Nominating, Executive, and Human Resources
Matthew K. Rose	54	2010	Chairman, Burlington Northern Santa Fe, LLC	Corp. Dev. and Finance and Human Resources
Cynthia B. Taylor	52	2013	President and CEO, Oil States International, Inc.	Audit
Laura D’Andrea Tyson	66	1999	Professor of Business Admin. and Econ., Haas School of Business, Univ. of California at Berkeley	Audit, Public Policy and Corp. Reputation

*	Each Director is elected annually by a majority of votes cast. All non-employee Directors are independent.

AT&T 2014 Proxy Statement –  2

Information About the Meeting and Voting

Information About the Meeting and Voting

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AT&T Inc. (AT&T, the Company, or we) for use at the 2014 Annual Meeting of Stockholders of AT&T. The meeting will be held at 9:00 a.m. local time on Friday, April 25, 2014, at Rivermill Event Centre, River View Room, 3715 1st Avenue, Columbus, Georgia 31904.

The purposes of the meeting are set forth in the Notice of Annual Meeting of Stockholders (see cover page). This Proxy Statement and form of proxy are being sent or made available beginning March 11, 2014, to stockholders who were record holders of AT&T’s common stock, $1.00 par value per share, at the close of business on February 26, 2014. These materials are also available at www.edocumentview.com/att. Each share entitles the registered holder to one vote. As of January 31, 2014, there were 5,212,564,106 shares of AT&T common stock outstanding.

To constitute a quorum to conduct business at the meeting, stockholders representing at least 40% of the shares of common stock entitled to vote at the meeting must be present or represented by proxy.

Voting

Stockholders of Record

Stockholders whose shares are registered in their name on the Company records, “stockholders of record,” will either receive a proxy card by which they may indicate their voting instructions or a notice on how they may obtain a proxy. Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the form of proxy. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

All shares represented by proxies will be voted by one or more of the persons designated on the form of proxy in accordance with the stockholders’ directions. If the proxy card is signed and returned or the proxy is submitted by telephone or through the Internet without specific directions with respect to the matters to be acted upon, it will be treated as an instruction to vote such shares in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy may revoke it at any time before the proxy is voted at the meeting by giving written notice of revocation to the Secretary of AT&T, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received before the closing of the polls in order to be counted.

A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder’s proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

AT&T 2014 Proxy Statement –  3

Information About the Meeting and Voting

Shares Held Through a Bank, Broker or Other Custodian

Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

Shares Held on Your Behalf under Company Benefit Plans

The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the AT&T Savings and Security Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Subject to the trustee’s fiduciary obligations, shares in each of the above employee benefit plans for which a proxy card or other instructions are not received will not be voted. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 22, 2014.

In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator under The DirectSERVICE Investment Program sponsored and administered by Computershare Trust Company, N.A. (AT&T’s transfer agent) for shares held on behalf of plan participants.

If a stockholder participates in the plans listed above and/or maintains stockholder accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the stockholder may receive more than one set of proxy materials. To ensure that all shares are voted, please submit proxies for all of the shares you own.

Attending the Meeting

Only AT&T stockholders may attend the meeting.

Stockholders of Record (shares are registered in your name)

An admission ticket is attached to your proxy card or Annual Meeting Notice and Admission Ticket. If you plan to attend the annual meeting, please retain the admission ticket and bring it with you to the meeting. A stockholder of record who does not have an admission ticket will be admitted upon presentation of photo identification at the door.

Other Stockholders (your shares are held in the name of a bank, broker, or other institution)

You may obtain admission to the meeting by presenting proof of your ownership of AT&T common stock. To be able to vote at the meeting, you will need the bank, broker, or record holder to give you a proxy.

Voting Results

The voting results of the annual meeting will be published no later than four business days after the annual meeting on a Form 8-K filed with the Securities and Exchange Commission, which will be available in the investor relations area of our website at www.att.com.

AT&T 2014 Proxy Statement –  4

Information About the Meeting and Voting

Common Stock Ownership

Certain Beneficial Owners

The following table lists the beneficial ownership of each person holding more than 5% of AT&T’s outstanding common stock as of December 31, 2013 (based on a review of filings made with the Securities and Exchange Commission on Schedules 13D and 13G).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Blackrock, Inc. 40 East 52nd St., New York, NY 10022	291,955,350 (1)	5.5%

1.	Based on a Schedule 13G/A filed with the SEC on February 4, 2014, BlackRock, Inc. reported the following: sole voting power of 235,941,372 shares; shared voting power of 15,684 shares; sole dispositive power of 291,971,034 shares, and shared dispositive power of 15,684 shares.

Directors and Officers

The following table lists the beneficial ownership of AT&T common stock and non-voting stock units as of December 31, 2013, held by each Director, nominee, and officer named in the “Summary Compensation Table” on page 57. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than 1% of our outstanding common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)	Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)
Reuben V. Anderson	31,504	59,419	Laura D’Andrea Tyson	0	85,907
James H. Blanchard	95,369	38,569	Randall L. Stephenson	2,010,673	182,924
Jaime Chico Pardo	51,265	26,855	John J. Stephens	397,286	69,749
Scott T. Ford	56,319	6,571	Rafael de la Vega	392,800	133,616
James P. Kelly	28,237	49,457	John T. Stankey	445,634	51,516
Jon C. Madonna	14,573	41,564	Wayne Watts	169,335	33,977
Michael B. McCallister	9,290	4,105
John B. McCoy	31,584	156,408	All executive officers	4,607,530	1,248,588
Beth E. Mooney	1,600	0	and Directors as a
Joyce M. Roché	2,041	120,419	group (consisting of 24
Matthew K. Rose	83,000	27,391	persons, including those
Cynthia B. Taylor	196	0	named above)

1.	The table above includes presently exercisable stock options and stock options that became exercisable within 60 days of the date of this table. The following Directors and executive officers hold the following numbers of options: Mr. Blanchard—11,789, Mr. Kelly—17,483, Mr. Stephenson—1,063,023, Mr. de la Vega—66,685, Mr. Stankey—22,358, Mr. Stephens—200,754, and Mr. Watts—22,597, and all executive officers and Directors as a group—1,481,396. In addition, of the shares shown in the table above, the following persons share voting and investment power with other persons with respect to the following numbers of shares: Mr. Blanchard—390, Mr. Chico Pardo—50,000, Mr. Madonna—14,573, Mr. McCallister—290, Ms. Mooney—1,600, Mr. Rose—83,000, Mr. Stephenson—944,181, Mr. Stankey—265,714, Mr. Stephens—193,702, and Mr. Watts—138,309.
2.	Represents number of vested stock units held by the Director or executive officer, where each stock unit is equal in value to one share of AT&T stock. The stock units are paid in stock or cash depending upon the plan and the election of the participant at times specified by the relevant plan. None of the stock units listed may be converted into common stock within 60 days of the date of this table. As noted under “Compensation of Directors,” AT&T’s plans permit non-employee Directors to acquire stock units (also referred to as deferred stock units) by deferring the receipt of fees and retainers into stock units and through a yearly grant of stock units. Officers may acquire stock units by participating in stock-based compensation deferral plans. Certain of the Directors also hold stock units issued by companies prior to their acquisition by AT&T that have been converted into AT&T stock units. Stock units carry no voting rights.

AT&T 2014 Proxy Statement –  5

Related Person Transactions

Related Person Transactions

Under the rules of the SEC, public issuers, such as AT&T, must disclose certain “Related Person Transactions.” These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

AT&T has adopted a written policy requiring that each Director or executive officer involved in such a transaction notify the Corporate Governance and Nominating Committee and that each such transaction be approved or ratified by the Committee.

In determining whether to approve a Related Person Transaction, the Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

•	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person,

•	whether there are business reasons for the Company to enter into the Related Person Transaction,

•	whether the Related Person Transaction would impair the independence of an outside director, and

•	whether the Related Person Transaction would present an improper conflict of interest for any of our Directors or executive officers, taking into account the size of the transaction, the overall financial position of the Director, executive officer or other related person, the direct or indirect nature of the Director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

A Related Person Transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

AT&T 2014 Proxy Statement –  6

Board of Directors

Board of Directors

The Role of the Board

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other members of management as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to give them more detailed views of our businesses and matters that affect our businesses, corporate opportunities, technology, and operations.

Assessing and managing risk is the responsibility of the management of AT&T. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. Annually, the Board reviews the Company’s strategic business plans, which includes evaluating the competitive, technological, economic and other risks associated with these plans.

In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. This includes, among other matters, evaluating risk in the context of financial policies, counterparty and credit risk, and the appropriate mitigation of risk, including through the use of insurance where appropriate. Members of the Company’s finance and compliance organizations are responsible for managing risk in their areas and reporting regularly to the Audit Committee.

The Company’s Senior Vice President-Audit Services and Chief Compliance Officer meets twice annually in executive session with the Audit Committee. The Senior Vice President-Audit Services and Chief Compliance Officer reviews with the Audit Committee each year’s annual internal audit and compliance risk assessment, which is focused on significant financial, operating, regulatory and legal matters. The Audit Committee also receives regular reports on completed internal audits of these significant risk areas.

Members of the Board are expected to attend Board meetings in person, unless the meeting is held by teleconference. The Board held nine meetings in 2013. All of the Directors attended at least 75% of the total number of meetings of the Board and Committees on which each served. Directors are also expected to attend the Annual Meeting of Stockholders. All Directors were present at the 2013 Annual Meeting.

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Board of Directors

Board Leadership Structure

The non-management members of the Board of Directors meet in executive session (without management Directors or management personnel present) at least four times per year. The Lead Director, who is appointed for a two-year term, presides over these sessions. Reuben V. Anderson was elected Lead Director on January 31, 2014.

Responsibilities of the Lead Director include:

•	presiding at meetings of the Board at which the chairman is not present;

•	presiding at executive sessions of the non-management Directors;

•	preparing the agenda for the executive sessions of the non-management Directors;

•	acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer;

•	coordinating the activities of the non-management Directors when acting as a group;

•	approving the agenda for each Board meeting;

•	approving meeting schedules to ensure there is sufficient time for discussion of all agenda items;
•	advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, including the materials provided to Directors at Board meetings;

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication and acting as a contact for other interested persons;

•	sharing with other Directors as he or she deems appropriate letters and other contacts that he or she receives; and

•	contacting management to obtain such additional information relating to contacts by interested persons as he or she may require from time to time.

In addition, the Lead Director may:

•	call meetings of the non-management Directors in addition to the quarterly meetings, and
•	require information relating to any matter be distributed to the Board.

Randall Stephenson currently serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Stephenson serve in both capacities is in the best interests of AT&T and its stockholders because it enhances communication between the Board and management and allows Mr. Stephenson to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board believes that the appointment of a strong independent Lead Director and the use of regular executive sessions of the non-management Directors, along with the Board’s strong committee system and substantial majority of independent Directors, allow it to maintain effective oversight of management.

Communicating with the Board

Interested persons may contact the Lead Director or the non-management Directors by sending written comments through the Office of the Secretary of AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors’ request.

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Board of Directors

Criteria and Process for Nominating Directors

The Corporate Governance and Nominating Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates whom stockholders suggest. Candidates are recommended to the Board after consultation with the Chairman of the Board.

In recommending Board candidates, the Committee considers a candidate’s:

•	general understanding of elements relevant to the success of a large publicly traded company in the current business environment,

•	understanding of our business, and

•	educational and professional background.

The Committee also gives consideration to a candidate’s judgment, competence, anticipated participation in Board activities, experience, geographic location, and special talents or personal attributes. Although the Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board. Stockholders who wish to suggest qualified candidates should write to the Senior Vice President and Secretary, AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202, stating in detail the qualifications of the persons proposed for consideration by the Committee.

Composition of the Board

Under our Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of 14 Directors, one of whom is an executive officer of AT&T. We have included biographical information about each continuing Director on pages 17-23 Holdings of AT&T common stock by AT&T Directors are shown on the table on page 5.

The Board of Directors has nominated the 13 persons listed in this Proxy Statement, beginning on page 17, for election as Directors. Each of the nominees is an incumbent Director of AT&T recommended for re-election by the Corporate Governance and Nominating Committee. Under AT&T’s Corporate Governance Guidelines, a Director will not be nominated for re-election if the Director has reached age 72. Accordingly, James H. Blanchard will not stand for re-election at the 2014 Annual Meeting and the Board has voted to reduce its size to 13 Directors effective immediately before the meeting. There are no vacancies on the Board.

AT&T 2014 Proxy Statement –  9

Board of Directors

Board Committees

From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established six standing committees of Directors, the principal responsibilities of which are described below. The charters for each of these committees may be found on our web site at www.att.com.

Current Committees
Committee	Members	Functions and Additional Information	Meetings in 2013
Audit	Jon C. Madonna, Chair Jaime Chico Pardo James P. Kelly Michael B. McCallister Cynthia B. Taylor Laura D’Andrea Tyson	Consists of six independent Directors. Oversees the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of internal audit function and the independent auditors, and our compliance with legal and regulatory matters, including environmental matters. Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor audits the financial statements of AT&T and its subsidiaries.	12
Corporate Development and Finance	James H. Blanchard,* Chair Jaime Chico Pardo Scott T. Ford Beth E. Mooney Matthew K. Rose	Consists of five independent Directors. Assists the Board in its oversight of our finances, including recommending the payment of dividends and reviewing the management of our debt and investment of our cash reserves. Reviews mergers, acquisitions, dispositions and similar transactions; reviews corporate strategy and recommends or approves transactions and investments; reviews and makes recommendations about the capital structure of the Company and the evaluation, development and implementation of key technology decisions.	7
Corporate Governance and Nominating	John B. McCoy, Chair Reuben V. Anderson James P. Kelly Jon C. Madonna Joyce M. Roché	Consists of five independent Directors. Responsible for recommending candidates to be nominated by the Board for election by the stockholders, or to be appointed by the Board of Directors to fill vacancies, consistent with the criteria approved by the Board, and recommending committee assignments and the appointment of the Lead Director. Periodically assesses AT&T’s Corporate Governance Guidelines and makes recommendations to the Board for amendments and also recommends to the Board the compensation of Directors. Takes a leadership role in shaping corporate governance and oversees an annual evaluation of the Board.	6
Executive	Randall L. Stephenson, Chair Reuben V. Anderson James H. Blanchard* Jon C. Madonna John B. McCoy Joyce M. Roché	Consists of the Chairman of the Board and the chairmen of our five other standing committees. Established to assist the Board by acting upon matters when the Board is not in session. Has full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.	0
Human Resources	Joyce M. Roché, Chair James H. Blanchard* John B. McCoy Matthew K. Rose	Consists of four independent Directors. Oversees the compensation practices of AT&T, including the design and administration of employee benefit plans. Responsible for establishing the compensation of the Chief Executive Officer and the other executive officers, establishing stock ownership guidelines for officers and developing a management succession plan.	6
Public Policy and Corporate Reputation	Reuben V. Anderson, Chair Scott T. Ford Michael B. McCallister Laura D’Andrea Tyson	Consists of four independent Directors. Assists the Board in its oversight of policies related to corporate social responsibility, as well as political and charitable contributions. Oversees the Company’s management of its brands and reputation.	3

*	Retiring effective April 25, 2014.

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Board of Directors

Independence of Directors

The New York Stock Exchange (NYSE) prescribes independence standards for companies listed on the NYSE, including AT&T. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee to be independent. A Director is considered independent only if the Board of Directors “affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).” In addition, the Board of Directors has adopted certain additional standards for determining the independence of its members.

In accordance with the NYSE standards, a Director is not independent if:

•	The Director is, or has been within the last three years, an employee of AT&T, or an immediate family member is, or has been within the last three years, an executive officer of AT&T;

•	The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from AT&T, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service);

•	The Director is a current partner or employee of a firm that is our internal or external auditor; (b) the Director has an immediate family member who is a current partner of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the Director or an immediate family member was within the last three years a partner or an employee of such a firm and personally worked on our audit within that time period;

•	The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•	The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is more than the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Additional standards for determining independence of Directors have been established by our Board and are set forth in our Corporate Governance Guidelines, which can be found on our web site at www.att.com. These additional standards are:

•	A Director who owns, together with any ownership interests held by members of the Director’s immediate family, 10% of another company that makes payments to or receives payments from us (together with our consolidated subsidiaries) for property or services in an amount which, in any single fiscal year, is more than the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•	A Director who is, or whose immediate family member is, a director, trustee or officer of a charitable organization, or holds a similar position with such an organization, and we (together with our consolidated subsidiaries) make contributions to the charitable organization in an amount which exceeds, in any single fiscal year, the greater of $1 million per year or at least 5% of such organization’s consolidated gross revenues, is not independent until three years after falling below such threshold.

The Board of Directors, using these standards for determining the independence of its members, has determined that the following Directors are independent: Reuben V. Anderson, James H. Blanchard,

AT&T 2014 Proxy Statement –  11

Board of Directors

Jaime Chico Pardo, Scott T. Ford, James P. Kelly, Jon C. Madonna, Michael B. McCallister, John B. McCoy, Beth E. Mooney, Joyce M. Roché, Matthew K. Rose, Cynthia B. Taylor, and Laura D’Andrea Tyson. Each member of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources Committee is independent.

Compensation of Directors

The compensation of Directors is determined by the Board with the advice of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed entirely of independent Directors. None of our employees serve on this Committee. The Committee’s current members are John B. McCoy (Chairman), Reuben V. Anderson, James P. Kelly, Jon C. Madonna, and Joyce M. Roché. Under its charter (available on our web site at www.att.com), the Committee periodically, and at least every two years, reviews the compensation and benefits provided to Directors for their service and makes recommendations to the Board for changes. This includes not only Director retainers and fees, but also Director compensation and benefit plans.

The Committee’s charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. From time to time, the Committee engages Total Rewards Strategies, LLC, an employee benefits and compensation consulting firm (which also acts as a consultant to the Human Resources Committee on executive compensation matters), to provide the Committee with information regarding director compensation paid by other public companies. This information may be used by the Committee to make recommendations to the Board. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee or the Board about types and amounts of appropriate compensation and benefits for Directors.

Directors who are employed by us or one of our subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Non-employee Directors receive an annual retainer of $95,000, together with $2,000 for each Board meeting or corporate strategy session attended. Committee members receive $1,700 for each committee meeting attended, except that members of the Audit and Human Resources Committees receive $2,000 for each meeting attended in person. The Chairman of each committee receives an additional annual retainer of $15,000, except for the Chairmen of the Audit and Human Resources Committees, each of whom receives an additional annual retainer of $25,000. The Lead Director receives an additional annual retainer of $60,000. Directors may invest all or half their retainers in AT&T common stock under the Non-Employee Director Stock Purchase Plan.

Additionally, directors may defer the receipt of their fees and all or part of their retainers into either deferred stock units or into a cash deferral account under the Non-Employee Director Stock and Deferral Plan. Each deferred stock unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional deferred stock units. Directors purchase the deferred stock units at the fair market value of AT&T common stock. Deferred stock units are paid in cash in a lump sum or in up to 15 annual installments, at the Director’s election, after the Director ceases service with the Board. In addition, under the plan each non-employee Director annually receives $150,000 in the form of deferred stock units. The annual grants are fully earned and vested at issuance.

AT&T 2014 Proxy Statement –  12

Board of Directors

Deferrals into the cash deferral account under the Non-Employee Director Stock and Deferral Plan earn interest during the calendar year at a rate equal to the Moody’s Long-Term Corporate Bond Yield Average for September of the preceding year (Moody’s Rate). To the extent these earnings exceed the interest rate specified by the Securities and Exchange Commission (SEC) for disclosure purposes, they are included in the “Director Compensation” table on page 13 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Directors may annually choose to convert their cash deferral accounts into deferred stock units at the fair market value of our stock at the time of the conversion.

Upon our acquisition of Pacific Telesis Group (PTG) on April 1, 1997, certain of the former PTG Directors joined our Board. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, which were issued in exchange for a waiver by the Directors of certain retirement benefits. The PTG Deferred Stock Units are fully vested, earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. After the acquisition of PTG, the Deferred Stock Units were modified so that their value was based on AT&T stock instead of PTG stock. Service as a Director of AT&T is deemed service with PTG for these benefits. In addition, these Directors were allowed to continue their prior deferrals of PTG retainers and fees made before they joined the AT&T Board at the PTG rates. Under the PTG plans, deferrals earn a rate of interest equal to Moody’s Rate plus 4% for deferrals from 1985 through 1992, Moody’s Rate plus 2% for deferrals from 1993 through 1995, and the ten-year Treasury Note average for the month of September for the prior year plus 2% for deferrals after 1995.

Similarly, upon our acquisition of BellSouth Corporation on December 29, 2006, certain of the former BellSouth Directors joined our Board. These Directors had previously made cash- and stock-based deferrals under the BellSouth Corporation Directors’ Compensation Deferral Plan, which was no longer offered after 2006. These deferrals are paid out in accordance with the Directors’ elections. Cash deferrals earn a rate of interest equal to Moody’s Monthly Average of Yields of AA Corporate Bonds for the previous July, while earnings on deferrals in the form of stock units are reinvested in additional deferred stock units at the fair market value of the underlying stock.

In addition, under the BellSouth Nonqualified Deferred Compensation Plan (which was offered to BellSouth Directors prior to its acquisition), Directors were permitted to make up to five annual deferrals of up to 100% of their compensation. For deferrals made for the 1995 and 1996 plan years, the plan returned the original deferred amount in the 7th year after the deferral year. Interim distributions were not made with respect to deferrals in subsequent periods. For deferrals made for the 1995 through 1999 plan years, Directors received fixed interest rates of 16%, 12.7%, 12.8%, 12.4% and 11.8%, respectively. Distributions are made at times elected by the Directors. BellSouth discontinued offering new deferrals beginning in 2000.

Non-employee Directors may receive communications equipment and services pursuant to the AT&T Board of Directors Communications Concession Program. The equipment and services that may be provided to a Director, other than at his or her primary residence, may not exceed $25,000 per year. All concession services must be provided by AT&T affiliates, except that the Director may use another provider for the Director’s primary residence if it is not served by an AT&T affiliate.

The following table contains information regarding compensation provided to each person who served as a Director during 2013 (excluding Mr. Stephenson, whose compensation is included in the Summary Compensation Table and related tables and disclosure).

AT&T 2014 Proxy Statement –  13

Board of Directors

Director Compensation
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Gilbert F. Amelio (6)	118,200	150,000	218	250,060	518,477
Reuben V. Anderson	145,300	150,000	114,219	102	409,621
James H. Blanchard	211,300	150,000	55,003	27,240	443,544
Jaime Chico Pardo	145,100	150,000	0	15,102	310,202
Scott T. Ford (6)	134,000	150,000	0	102	284,102
James P. Kelly	147,100	150,000	0	102	297,202
Jon C. Madonna	172,100	150,000	0	1,102	323,202
Michael B. McCallister (6)	132,683	150,000	0	12,813	295,496
John B. McCoy	151,600	150,000	0	10,102	311,702
Beth E. Mooney (6)	39,367	0	0	15,034	54,401
Joyce M. Roché	139,400	150,000	0	8,165	297,565
Matthew K. Rose	138,300	150,000	0	15,102	303,402
Cynthia B. Taylor (6)	80,517	0	0	60	80,576
Laura D’Andrea Tyson	137,700	150,000	6,907	102	294,709

1.	The following table shows the number of deferred stock units purchased in 2013 by each Director under the Non-Employee Director Stock and Deferral Plan.

Director	Deferred Stock Units Purchased in 2013	Director	Deferred Stock Units Purchased in 2013
Reuben V. Anderson	3,056	John B. McCoy	4,229
Scott T. Ford	2,425	Joyce M. Roché	1,493
James P. Kelly	1,469	Matthew K. Rose	3,864

In addition, Mr. Ford purchased 1,319 shares of AT&T common stock in 2013 under the Non-Employee Director Stock Purchase Plan.
2.	This represents an annual grant of deferred stock units that are immediately vested, valued using the grant date value in accordance with FASB ASC Topic 718, and deferred. The deferred stock units will be paid out in cash after the Director ceases his or her service with the Board at the times elected by the Director.
3.	At December 31, 2013, Mr. Blanchard and Mr. Kelly held 11,789 options and 17,483 options, respectively, that were originally granted by BellSouth Corporation while they served on the BellSouth Board before its 2006 acquisition by AT&T Inc.
4.	Amounts shown represent the difference between market interest rates determined pursuant to SEC rules and actual rates used to determine earnings on deferred compensation.
5.	Other compensation includes charitable matching contributions of up to $15,000 made by the AT&T Foundation for Directors and employees under the AT&T Higher Education/Cultural Matching Gift Program. The following charitable contributions were made on the Directors’ behalf under this program as follows: Mr. Blanchard—$15,000, Mr. Chico—$15,000, Mr. Madonna—$1,000, Mr. McCoy—$10,000, Ms. Mooney—$15,000, Ms. Roché—$8,063, and Mr. Rose—$15,000. In addition, a charitable contribution of $250,000 was made on behalf of Dr. Amelio in connection with his retirement from the Board. Other compensation also includes up to $102 per Director in group life insurance premiums. This column also includes personal benefits for Directors that equal or exceed $10,000, which for 2013 consists of communications equipment and services provided under the AT&T Board of Directors Communications Concession Program (described on page 13) as follows: Mr. Blanchard—$12,138 and Mr. McCallister—$12,719.
6.	Dr. Amelio retired from the Board in July 2013. Mr. McCallister joined the Board in February 2013, Ms. Mooney joined the Board in September 2013, and Ms. Taylor joined the Board in June 2013.

AT&T 2014 Proxy Statement –  14

Agenda Items to be Voted Upon

Agenda Items To Be Voted Upon

Each share of AT&T common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters, except as provided below, are determined by a majority of the votes cast, unless a greater number is required by law or the Certificate of Incorporation for the action proposed. A majority of votes cast means the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

In the election of Directors, each Director is elected by the vote of the majority of the votes cast with respect to that Director’s election. Under our Bylaws, if a nominee for Director is not elected and the nominee is an existing Director standing for re-election (or incumbent Director), the Director must promptly tender his or her resignation to the Board, subject to the Board’s acceptance. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any Director who tenders his or her resignation as described above will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

If the number of persons nominated for election as Directors as of ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting shall exceed the number of Directors to be elected, then the Directors shall be elected by a plurality of the votes cast. Because no persons other than the incumbent Directors have been nominated for election at the 2014 Annual Meeting, each nominee must receive a majority of the votes cast for that nominee to be elected to the Board.

The advisory vote on executive compensation is non-binding, and the preference of the stockholders will be determined by the choice receiving the greatest number of votes.

All other matters at the 2014 Annual Meeting will be determined by a majority of the votes cast. Shares represented by proxies marked “abstain” with respect to the proposals described on the proxy card and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors’ nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

Under the rules of the NYSE, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. On all other matters, brokers are prohibited from voting uninstructed shares. In instances where brokers are prohibited from exercising discretionary authority (so-called broker non-votes), the shares they hold are not included in the vote totals.

At the 2014 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the matters submitted, other than the ratification of the auditors. As a result, for each of the matters upon which the brokers are prohibited from voting, the broker non-votes will have no effect on the results.

AT&T 2014 Proxy Statement –  15

Agenda Items to be Voted Upon

The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of stockholders other than those described in this Proxy Statement.

Management Proposals (Item Nos. 1 through 4)

Item 1.            Election of Directors

The following persons, each of whom is currently a Director of AT&T, have been nominated by the Board of Directors on the recommendation of the Corporate Governance and Nominating Committee for election to one-year terms of office that would expire at the 2015 Annual Meeting. In making these nominations, the Board reviewed the background of the nominees (each nominee’s biography is set out below) and determined to nominate each of the current Directors for re-election, other than the retiring Director.

The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a large and varied enterprise like AT&T. As indicated in the following biographies, the nominees have significant leadership skills and extensive experience in a variety of fields, including telecommunications, technology, public accounting, health care, education, economics, financial services, law, consumer marketing, transportation and logistics, government service, academic research, and consulting and nonprofit organizations, each of which the Board believes provides valuable knowledge about important elements of AT&T’s business. A number of the nominees also have extensive experience in international business and affairs, which the Board believes affords it an important global perspective in its deliberations.

All the nominees have significant experience in the oversight of large public companies due to their service as directors of AT&T and other companies. In addition, many of our Directors served on the boards of Ameritech Corporation, AT&T Corp., BellSouth Corporation, and Southern New England Telecommunications Corporation—all large, publicly traded telecommunications companies that we acquired. These Directors provide historical perspective on the acquired companies, facilitate integration and continuity, and provide direction for the combined businesses. The Board believes that these skills and experiences qualify each nominee to serve as a Director of AT&T.

If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

AT&T 2014 Proxy Statement –  16

Agenda Items to be Voted Upon

The Board recommends you vote FOR each of the following candidates:

Age: 53 Director since: 2005 Committees: • Executive (Chair)

RANDALL L. STEPHENSON

Chairman of the Board, Chief Executive Officer and President of AT&T Inc.

Mr. Stephenson has served in the above capacity since June 2007. He has held a variety of high-level finance, operational, and marketing positions with AT&T, including serving as Chief Operating Officer from 2004 until his appointment as Chief Executive Officer in 2007 and as Chief Financial Officer from 2001 to 2004. He began his career with the Company in 1982. Mr. Stephenson received his B.S. in accounting from Central State University (now known as the University of Central Oklahoma) and earned his Master of Accountancy degree from the University of Oklahoma.

Qualifications: Mr. Stephenson’s qualifications to serve on the Board include his more than 30 years of experience in the telecommunications industry, his intimate knowledge of our Company and its history, his expertise in finance and operations management, and his years of executive leadership experience across various divisions of our organization, including serving as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President of Finance, and Senior Vice President of Consumer Marketing.

Other Directorships: Emerson Electric Co.

Age: 71 Director since: 2006 Committees: • Corporate Governance and Nominating • Executive • Public Policy and Corporate Reputation (Chair)

REUBEN V. ANDERSON

Senior Partner in the law firm of Phelps Dunbar, LLP (Jackson, MS)

Mr. Anderson has served as a partner of Phelps Dunbar since 1991. He practices in the areas of commercial and tort litigation and regulatory and governance matters. Prior to that, Mr. Anderson served as a judge in Mississippi for 15 years, including serving as a Mississippi Supreme Court Justice from 1985 to 1990. Mr. Anderson received his B.A. from Tougaloo College and his J.D. from University of Mississippi School of Law. Mr. Anderson served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006.

Qualifications: Mr. Anderson’s extensive knowledge and judgment in litigation matters and his legal expertise in regulatory and governance matters are important qualifications given the regulatory and legal issues faced by AT&T and our industry. His qualifications to serve on the Board also include his years of service as a judge, including on the Mississippi Supreme Court. His qualifications also include 12 years of service on the board of a telecommunications company that we acquired.

Other Directorships: The Kroger Co.

Past Directorships: Trustmark Corporation (1978-2009)

AT&T 2014 Proxy Statement –  17

Agenda Items to be Voted Upon

Age: 64 Director since: 2008 Committees: • Audit • Corporate Development and Finance

JAIME CHICO PARDO

Founder and Chief Executive Officer of ENESA

(a private fund investing in the energy and health care sectors in Mexico)

Mr. Chico has served in the above capacity since 2010. He was Co-Chairman of the Board of Teléfonos de México, S.A.B. de C.V. (Telmex) (a telecommunications company based in Mexico City) from 2009 to 2010, and previously served as its Chairman from 2006 until 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. He was Co-Chairman of IDEAL (Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V., a publicly listed company in Mexico in the business of investing and managing infrastructure assets in Latin America) from 2006 to 2010 and served as Chairman of Carso Global Telecom, S.A. de C.V. (a telecommunications holding company) from 1996 to 2010. Mr. Chico has spent a number of years in the international and investment banking business. He holds a B.A. in industrial engineering from Universidad Iberoamericana and earned his M.B.A. from the University of Chicago Graduate School of Business.

Qualifications: Mr. Chico’s qualifications to serve on the Board include his leadership experience in the oversight of large, publicly traded companies and his significant understanding of the telecommunications industry. In addition, his background in and knowledge of international business and finance are particularly beneficial to a global company like AT&T.

Other Directorships: Honeywell International Inc.

Past Directorships: América Móvil, S.A.B. de C.V. (2001-2009); certain American Funds (2011-2013); Carso Global Telecom, S.A. de C.V. (1996-2010); CICSA (Carso Infraestructura y Construccíon) (2008-2011); Grupo Carso, S.A. de C.V. (1991-2010); IDEAL (2006-2011); Telmex (1991-2010); and Telmex Internacional, S.A.B. de C.V. (2008-2010).

Age: 51 Director since: 2012 Committees: • Corporate Development and Finance • Public Policy and Corporate Reputation

SCOTT T. FORD

Member and Chief Executive Officer of Westrock Group, LLC

(a privately-held commodity trading firm in Little Rock, AR)

Mr. Ford has served in the above capacity of the firm he founded in 2013. Westrock Group operates Westrock Coffee Company (a coffee exporter, trader, importer, and roaster), founded by Mr. Ford in 2009 and Westrock Trading, LLC (a commodity trading business), founded by Mr. Ford in 2011. Mr. Ford has also been a partner with Westrock Capital Partners, LLC since 2009. He previously served as President and Chief Executive Officer of Alltel Corporation (a provider of wireless voice and data communications services) from 2002 to 2009, and prior to that, he served as its President and Chief Operating Officer from 1998 to 2002. During Mr. Ford’s tenure with Alltel Corporation, he led the company through several major business transformations, culminating with the sale of the company to Verizon Wireless in 2009. Mr. Ford received his B.S. in finance from the University of Arkansas, Fayetteville.

Qualifications: Mr. Ford’s qualifications to serve on the Board include his extensive experience and expertise in the telecommunications industry, his strong strategic focus and his leadership experience in the oversight of a large, publicly traded company, all of which bring valuable contributions to AT&T’s strategic planning and industry competitiveness.

Other Directorships: First Federal Bancshares of Arkansas, Inc.

Past Directorships: Alltel Corporation (1996-2009)

AT&T 2014 Proxy Statement –  18

Agenda Items to be Voted Upon

Age: 70 Director since: 2006 Committees: • Audit • Corporate Governance and Nominating

JAMES P. KELLY

Retired Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc.

(a global express carrier and package distribution logistics company in Atlanta, GA)

Mr. Kelly served as Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc. from 1997 until his retirement in 2002, where he continued to serve as a Director until 2008. During Mr. Kelly’s tenure as Chairman of United Parcel Service, the company grew beyond its core package delivery business to become a global supply chain management concern. Mr. Kelly received his B.A. in business from Rutgers University. Mr. Kelly served as a Director of BellSouth Corporation from 2000 until the company was acquired by AT&T in 2006.

Qualifications: Mr. Kelly’s qualifications to serve on the Board include his extensive experience in the executive oversight of a complex, multinational organization and his vast experience in strategic planning, logistics, and consumer marketing, all issues that AT&T face as a large, international company. His qualifications also include his six years of service as a director of a telecommunications company that we acquired.

Age: 70 Director since: 2005 Committees: • Audit (Chair) • Corporate Governance and Nominating • Executive

JON C. MADONNA

Retired Chairman and Chief Executive Officer of KPMG

(an international accounting and consulting firm in New York, NY)

Mr. Madonna served as Chairman and Chief Executive Officer of KPMG from 1990 until his retirement in 1996. He was with KPMG for 28 years where he held numerous senior leadership positions. Subsequent to his retirement from KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. (an e-commerce company) from 2001 to 2002 and served as its Chairman from 2002 to 2004. Mr. Madonna received his B.S. in accounting from the University of San Francisco. Mr. Madonna served as a Director of AT&T Corp. from 2002 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005.

Qualifications: Mr. Madonna’s qualifications to serve on the Board include his executive leadership skills, his vast experience in public accounting with a major accounting firm, and his experience in international business and affairs, all strong attributes for the Board of AT&T. His qualifications also include his prior service on the board of a telecommunications company that we acquired.

Other Directorships: Freeport-McMoRan Copper & Gold Inc.

Past Directorships: Tidewater Inc. (1999-2013)

AT&T 2014 Proxy Statement –  19

Agenda Items to be Voted Upon

Age: 61 Director since: February 2013 Committees: • Audit • Public Policy and Corporate Reputation

MICHAEL B. McCALLISTER

Retired Chairman of the Board and Chief Executive Officer of Humana Inc.

(a health care company in Louisville, KY)

Mr. McCallister served as Chairman from 2010 to December 31, 2013, having also served as Chief Executive Officer of Humana from 2000 until his retirement in 2012. During Mr. McCallister’s tenure, he led Humana through significant expansion and growth, nearly quadrupling its annual revenues between 2000 and 2012, and led the company to become a FORTUNE 100 company. Mr. McCallister received his B.S. in accounting from Louisiana Tech University and earned his M.B.A. in finance from Pepperdine University.

Qualifications: Mr. McCallister’s qualifications to serve on the Board include his executive leadership experience in the oversight of a large, publicly traded company and his depth of experience in the health care sector, which is of increasing importance to a company like AT&T.

Other Directorships: Fifth Third Bancorp; Zoetis Inc.

Past Directorships: Humana Inc. (2000-2013)

Age: 70 Director since: 1999 Committees: • Corporate Governance and Nominating (Chair) • Executive • Human Resources

JOHN B. McCOY

Retired Chairman and Chief Executive Officer of Bank One Corporation

(a commercial and consumer bank based in Chicago, IL)

Mr. McCoy served as Chairman from 1999 and Chief Executive Officer from 1998 of Bank One Corporation until his retirement in 1999. He was Chairman and Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998 and prior to that served as President and Chief Executive Officer from 1984 to 1987 and as President from 1977 to 1984. Mr. McCoy received his B.A. in history from Williams College and earned his M.B.A. in finance from Stanford University’s Graduate School of Business. Mr. McCoy served as a Director of Ameritech Corporation from 1991 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999.

Qualifications: Mr. McCoy’s qualifications to serve on the Board include his executive leadership experience in overseeing large organizations and his vast knowledge of consumer banking and financial services, all of which enable him to provide valuable insight to a large, publicly traded company like AT&T. His qualifications also include his eight years of service on the board of a telecommunications company that we acquired.

Other Directorships: Onex Corporation

Past Directorships: Cardinal Health, Inc. (1987-2009)

AT&T 2014 Proxy Statement –  20

Agenda Items to be Voted Upon

Age: 59 Director since: September 2013 Committees: • Corporate Development and Finance

BETH E. MOONEY

Chairman and Chief Executive Officer of KeyCorp

(a bank holding company in Cleveland, Ohio)

Ms. Mooney has served in the above capacity since 2011. She previously served as KeyCorp’s President and Chief Operating Officer from 2010 to 2011. Ms. Mooney joined KeyCorp in 2006 as a Vice Chair and head of Key Community Bank. Prior to joining KeyCorp, beginning in 2000 she served as Senior Executive Vice President at AmSouth Bancorporation (now Regions Financial Corporation), where she also became Chief Financial Officer in 2004. Prior to joining AmSouth Bancorporation, Ms. Mooney completed line assignments of increasing responsibility at Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group and Republic Bank of Texas/First Republic. She received her B.A. in history from the University of Texas at Austin and earned her M.B.A. from Southern Methodist University.

Qualifications: Ms. Mooney’s qualifications to serve on the Board include her executive leadership skills in the oversight of a large, publicly traded and highly-regulated company and her more than 30 years of experience in the banking and financial services industry, which bring valuable financial and strategic insight to AT&T.

Other Directorships: KeyCorp

Age: 66 Director since: 1998 Committees: • Corporate Governance and Nominating • Executive • Human Resources (Chair)

JOYCE M. ROCHÉ

Author and Retired President and Chief Executive Officer of Girls Incorporated

(a national nonprofit research, education, and advocacy organization in New York, NY)

Ms. Roché served as President and Chief Executive Officer of Girls Incorporated from 2000 until her retirement in 2010. Ms. Roché was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998 and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Prior to that, Ms. Roché held various senior marketing positions, including Vice President of Global Marketing for Avon Products, Inc. from 1993 to 1994. Ms. Roché received her B.A. in math education from Dillard University and earned her M.B.A. in marketing from Columbia University. Ms. Roché served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1998.

Qualifications: Ms. Roche’s qualifications to serve on the Board include her executive leadership experience and operations management skills in dealing with complex organizational issues. Her expertise in general management and consumer marketing are key benefits to AT&T. Her qualifications also include her prior service as a director of a telecommunications company that we acquired.

Other Directorships: Dr Pepper Snapple Group, Inc.; Macy’s, Inc.; and Tupperware Brands Corporation

AT&T 2014 Proxy Statement –  21

Agenda Items to be Voted Upon

Age: 54 Director since: 2010 Committees: • Corporate Development and Finance • Human Resources

MATTHEW K. ROSE

Chairman of the Board of Burlington Northern Santa Fe, LLC

(a freight rail system based in Fort Worth, TX)

Mr. Rose has served in the above capacity since 2002, having also served as Chief Executive Officer of Burlington Northern Santa Fe, LLC (a subsidiary of Berkshire Hathaway Inc., formerly known as Burlington Northern Santa Fe Corporation) until 2013, and as President until 2010. Before serving as its Chairman, Mr. Rose held several leadership positions there and at its predecessors, including President and Chief Executive Officer from 2000 to 2002, President and Chief Operating Officer from 1999 to 2000, and Senior Vice President and Chief Operations Officer from 1997 to 1999. Since 2002, Mr. Rose has also been Chairman of BNSF Railway Company (a subsidiary of Burlington Northern Santa Fe, LLC), having also served as Chief Executive Officer until 2013 and as President until 2010. He earned his B.S. in marketing from the University of Missouri.

Qualifications: Mr. Rose’s qualifications to serve on the Board include his extensive experience in the executive oversight of a large, complex and highly-regulated organization, his considerable knowledge of operations management and logistics, and his experience and skill in managing complex regulatory and labor issues comparable to those faced by AT&T.

Other Directorships: BNSF Railway Company; Burlington Northern Santa Fe, LLC.

Past Directorships: AMR Corporation (2004-2013); Centex Corporation (2006-2009)

Age: 52 Director since: June 2013 Committees: • Audit

CYNTHIA B. TAYLOR

President, Chief Executive Officer and a Director of Oil States International, Inc.

(a diversified solutions provider for the oil and gas industry in Houston, TX)

Ms. Taylor has served in the above capacity since 2007. She previously served as Oil States International, Inc.’s President and Chief Operating Officer from 2006 to 2007 and as its Senior Vice President-Chief Financial Officer from 2000 to 2006. Ms. Taylor was Chief Financial Officer of L.E. Simmons & Associates, Inc. from 1999 to 2000 and Vice President-Controller of Cliffs Drilling Company from 1992 to 1999, and prior to that, held various management positions with Ernst & Young LLP, a public accounting firm. She received her B.B.A. in accounting from Texas A&M University and is a Certified Public Accountant.

Qualifications: Ms. Taylor’s qualifications to serve on the Board include her executive leadership skills in the oversight of a large, publicly traded company, her vast experience in finance and public accounting, and her experience in international business and affairs, all of which bring a broad spectrum of management experience to our Board.

Other Directorships: Oil States International, Inc.; Tidewater Inc.

Past Directorships: Global Industries, Ltd. (2006-2009)

AT&T 2014 Proxy Statement –  22

Agenda Items to be Voted Upon

Age: 66 Director since: 1999 Committees: • Audit • Public Policy and Corporate Reputation

LAURA D’ANDREA TYSON

Professor of Business Administration and Economics at the Haas School of Business, University of California at Berkeley

Dr. Tyson has served in the above capacity since 2007. She was S. K. and Angela Chan Professor of Global Management at the Haas School of Business, University of California at Berkeley, from 2008 until June 2013 and was Dean of London Business School, London, England, from 2002 until 2006. She previously served as Dean of the Haas School of Business at the University of California at Berkeley from 1998 to 2001. She served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. Since 2011, Dr. Tyson has been a member of the Secretary of State Foreign Affairs Policy Board. She served as a member of the Council on Jobs and Competitiveness for the President of the United States from 2011 until February 2013 and as a member of the Economic Recovery Advisory Board to the President of the United States from 2009 until 2011. She also served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Since 2008, Dr. Tyson has served as an adviser and faculty member of the World Economic Forum and co-chair of the World Economic Forum Global Agenda Council on Women’s Empowerment. Dr. Tyson received her B.A. in economics from Smith College and earned her Ph.D. in economics at the Massachusetts Institute of Technology. Dr. Tyson served as a Director of Ameritech Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999.

Qualifications: Dr. Tyson’s qualifications to serve on the Board include her expertise in economics and public policy, her experience as an advisor in various business and political arenas, and her vast knowledge of international business and affairs, all strong attributes for the Board of AT&T. Her qualifications also include her prior service as a director of a telecommunications company that we acquired.

Other Directorships: CBRE Group, Inc.; Morgan Stanley; and Silver Spring Networks, Inc. Past Directorships: Eastman Kodak Company (1997-2011)

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Agenda Items to be Voted Upon

Item 2.            Ratification of the Appointment of Ernst & Young LLP

as Independent Auditors

This proposal would ratify the Audit Committee’s appointment of Ernst & Young LLP to serve as independent auditors of AT&T for the fiscal year ending December 31, 2014. If stockholders do not ratify the appointment of Ernst & Young LLP, the Committee will reconsider the appointment. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board recommends you vote FOR this proposal.

Item 3.            Advisory Approval of Executive Compensation

This proposal would approve the compensation of executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures (see pages 35 through 72). These sections describe our executive compensation program and recent updates to the program.

The Human Resources Committee is responsible for executive compensation and works to structure a balanced program that addresses the dynamic, global marketplace in which AT&T competes for talent. The Committee believes this program includes pay-for-performance, equity-based incentive programs, and rewards executives for results that are consistent with stockholder interests. The Committee asks that our stockholders approve the program.

AT&T has implemented a number of changes to its compensation and benefits program in recent years to better serve its stockholders. For more information on our best practices, please see the Compensation Discussion and Analysis beginning on page 35.

Guiding Pay Principles (discussed in detail on page 42)

•	Competitive and Market Based: Evaluate all components of our compensation and benefits program in light of appropriate comparator company practices to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market.

•	Pay for Performance: Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success.

•	Balanced Short- and Long-Term Focus: Ensure that compensation programs and packages provide an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the sustainability of the business and mitigation of risk.

•	Alignment with Stockholders: Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders. For example, performance shares make up nearly 33% of target compensation for the CEO and the Named Executive Officers and are tied to multi-year Company performance and the Company’s stock price. In addition, AT&T has executive stock ownership guidelines and retention requirements, as described on page 55. Each of the Named Executive Officers exceeds the minimum stock ownership guidelines.

•	Alignment with Generally Accepted Approaches: Provide policies and programs that fit within the framework of generally accepted approaches adopted by leading major U.S. companies.

AT&T submits this proposal to stockholders on an annual basis. While this is a non-binding, advisory vote, the Committee intends to take into account the outcome of the vote when considering future

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Agenda Items to be Voted Upon

executive compensation arrangements. AT&T is providing this vote as required pursuant to section 14A of the Securities Exchange Act.

The Board Recommends you vote FOR this proposal.

Item 4.            Approve AT&T Severance Policy

The Board of Directors has approved the AT&T Severance Policy (the Policy), subject to stockholder approval. The Policy sets limits on compensation that may be paid in connection with a termination of employment of an executive officer, and the Board recommends that stockholders consider and approve the Policy. The provisions of the Policy are summarized below, followed by the full text of the Policy.

Summary of Policy

The Policy provides that AT&T will not provide future severance benefits for an executive officer that exceed 2.99 times the executive’s annual base salary plus target bonus, unless the payments receive shareholder approval. The Policy is prospective only; it will not apply to existing agreements with our current executive officers.

For purposes of the Policy, severance benefits include payments made by AT&T to the executive officer in connection with his or her termination of employment, including cash severance payments, tax reimbursements, consulting fees, payments under non-compete agreements, and pension enhancements, as well as the accelerated vesting of awards and the present value of new or additional benefits or perquisites provided for periods after the termination of employment. However, severance benefits under the Policy will not include, among other things, compensation or benefits accrued prior to termination, accelerated vesting of awards as a result of death or disability, benefits under pre-existing plans, and benefits generally available to managers.

Upon approval of the Policy, the Board will amend the Change in Control Severance Plan (the CiC Plan) to comply with the new Policy. The CiC Plan provides for the payment of 2.99 times an officer’s most recent salary and target bonus along with certain health and welfare benefits. The CiC Plan will be amended to ensure that severance benefits under the CiC Plan, when combined with other severance benefits, do not exceed the limits of the Policy.

Under the Policy if the Board determines to provide severance benefits that exceed the limits of the Policy, the Board will seek stockholder approval of the agreement in advance or ratification within 15 months thereafter. The new Policy will replace a policy approved by stockholders in 2007.

AT&T Severance Policy

AT&T will not provide severance benefits for an executive officer that exceed 2.99 times the officer’s annual base salary plus target bonus, unless the excess payment receives prior stockholder approval or is ratified by stockholders at a regularly scheduled annual meeting within the following 15 months.

“Base salary and target bonus” shall mean the base salary and target bonus applicable to the executive officer at the time of his or her termination of employment.

An “executive officer” is any person who, at the time of such severance or termination payment, is identified by the company as an executive officer as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934.

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Agenda Items to be Voted Upon

“Severance benefits,” subject to the exclusions in the following paragraph, means:

(i)	payments made by AT&T to the executive officer in connection with and directly related to his or her termination of employment, including but not limited to cash severance payments, tax reimbursements, consulting fees, payments under non-compete agreements, and pension enhancements;
(ii)	accelerated vesting of awards; and
(iii)	the present value of new or additional benefits or perquisites provided for periods after the termination of employment.

“Severance benefits,” however, shall not include:

(i)	payments of salary, bonus, performance awards, or other compensation that had accrued at the time of termination or had been previously earned and deferred;
(ii)	payments of accrued compensation or benefits under qualified and non-qualified deferred compensation plans, savings plans, retirement plans, and health and welfare plans (including, for example, life insurance proceeds and death and disability benefits);
(iii)	accelerated vesting of awards that result from termination of employment due to death or disability;
(iv)	any benefits or perquisites provided to the executive officer under a pre-existing plan in effect immediately prior to the termination of employment that provides for the continuation of benefits or perquisites after a termination of employment;
(v)	benefits or perquisites that are provided under plans or programs applicable to managers generally;
(vi)	contractual benefits from a prior employer, including an employer that was acquired by AT&T, that become accrued and payable in connection with the termination of employment by the officer; or
(vii)	payments resulting from a determination made in good faith by the AT&T board of directors to enter into a reasonable settlement of a claim made against AT&T by the officer.

Following approval of this Policy by stockholders, AT&T will amend the Change in Control Severance Plan to comply with this policy at the earliest practicable date, and such plan shall not be considered a severance benefit until that time.

The Board recommends you vote FOR this proposal.

Stockholder Proposals (Item Nos. 5 through 7)

Certain stockholders have advised the Company that they intend to introduce at the 2014 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon request to the Senior Vice President and Secretary of AT&T.

Item 5.            Stockholder Proposal

Political Contributions Report

Resolved, that the shareholders of AT&T (“Company”) hereby request the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for expenditures made with corporate funds to trade associations and other tax-exempt entities that are used for political purposes (“indirect” political contributions or expenditures).

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Agenda Items to be Voted Upon

2.	Indirect monetary and non-monetary expenditures used for political purposes, i.e., to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections.

The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and
b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

This proposal does not encompass payments used for lobbying.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on www.att.com.

Supporting Statement

As long-term AT&T shareholders, we support transparency and accountability in corporate spending on political activities. Disclosure is consistent with best interest of the Company and its shareholders. Indeed, the Supreme Court said in its 2010 Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

AT&T contributed at least $51.5 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

AT&T discloses a policy on corporate political spending and its contributions to state-level candidates, parties and committees on its website. We believe this is deficient because the Company will not disclose the following expenditures made for the political purposed defined above:

•	A list of trade associations to which it belongs and how much it gave to each;
•	Payments to any other third-party organization, including those organized under section 501(c)(4) of the Internal Revenue Service Code; and
•	All Expenditures made directly by the Company.

Indirect political spending may present greater risks than those that led AT&T to adopt its current political contributions disclosure policies because opacity allows trade associations and other tax exempt entities to use AT&T funds for purposes that may conflict with AT&T’s policies and best interests. Disclosure permits oversight and accountability.

Information on indirect political engagement though trade associations and 501(c)(4) groups cannot be obtained by shareholders unless the Company discloses it. Disclosure of all of AT&T’s indirect political spending would bring our Company in line with leading companies, including Microsoft, Intel, and Qualcomm, that present this information on their websites. The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.

The Board recommends you vote AGAINST this proposal for the following reasons:

AT&T is committed to adhering to the highest ethical standards when engaging in any political activities. AT&T’s policies and procedures with respect to political contributions are clearly set forth on the Company’s website in the Corporate Governance section (available at www.att.com/gen/investor-relations?pid=7726). AT&T publishes the AT&T Political Engagement Report semiannually; it is an itemized list of corporate contributions and employee PAC contributions to candidates and candidate

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Agenda Items to be Voted Upon

committees; national, state, and local party committees and other groups; and PACs and other committees. This report is available on our website (at www.att.com/Common/about_us/pdf/att_political_contributions_report_Jan_June_2013.pdf) and currently covers January through June 2013.

Political contributions, where permitted, are an important part of the regulatory and legislative process. AT&T is in a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates it can charge customers, its profitability and even how it must provide services to competitors. It is important that your Company actively participate in the electoral and legislative processes in order to protect your interests as stockholders. The Public Policy and Corporate Reputation Committee of the Board, composed entirely of independent directors, reviews corporate political contributions and Company-sponsored political action committees (PACs).

In making political contributions AT&T is committed to complying with campaign finance laws, including the laws requiring public disclosure of political contributions. The amount of AT&T’s political expenditures is an insignificant portion of its total annual expenses. Each year, your Board of Directors authorizes a maximum amount of political contributions that can be made by your Company, as permitted by, and in strict compliance with, applicable law, for the purposes of supporting or opposing any party, committee, candidate for public office, or ballot measure, or for any other political purpose. For 2014, this amount is $6.0 million. The Company believes that spending further corporate funds to generate additional reports would not be a productive use of corporate resources.

Except for contributions for ballot measures, no expenditure over $1,000 may be made unless approved by the Chief Executive Officer. Additionally, expenditures must be submitted to the Company’s attorneys to confirm that each contribution is lawful.

AT&T publicly discloses its participation in the legislative process. Federal political activity is subject to comprehensive regulation by the federal government, including detailed disclosure requirements. AT&T’s federal PACs file regular reports of receipts and disbursements with the Federal Election Commission (the “FEC”) which are disclosed to the public in the reports filed with the FEC and include identification of all individuals who contributed $200 or more as well as all candidates or committees that received a political contribution. AT&T complies with all obligations with regard to its state and local political activities, including reporting and disclosure requirements. Additionally, under the Lobbying Disclosure Act of 1995, as amended, AT&T files semi-annual reports with the Secretary of the U.S. Senate (available at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm) and Clerk of the U.S. House of Representatives (available at http://disclosures.house.gov/ld/ldsearch.aspx).

Additionally, AT&T participates in various industry and trade associations to further its business interests. The primary purpose of AT&T’s membership in these trade associations is the general business, technical, and industry expertise these organizations provide—not political advocacy. In light of these industry-specific purposes, it would be misleading to treat such payments as “political contributions” by AT&T.

Because the AT&T Political Engagement Report contains detailed information on AT&T’s political contributions and provides ample transparency and accountability of our political activities, the Board believes that the additional reports requested in the proposal are duplicative and unnecessary.

Item 6.            Stockholder Proposal

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and Whereas, we rely on the information

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Agenda Items to be Voted Upon

provided by our company and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of AT&T request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by AT&T used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	AT&T’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s and the Board’s decision making process and oversight for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which AT&T is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on AT&T’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. AT&T sits on the board of the Chamber of Commerce, which is characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012), spending more than $1 billion on lobbying since 1998. AT&T does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to AT&T’s long-term interests.

AT&T spent approximately $37.7 million in 2011 and 2012 on direct federal lobbying activities (Senate reports). This figure may not include AT&T’s grassroots lobbying to directly influence legislation by mobilizing public support and does not include lobbying expenditures to influence legislation in states. And AT&T does not disclose its membership in tax-exempt organizations that write and endorse model legislation, such as AT&T’s sitting on the Private Enterprise Advisory Council of the American Legislative Exchange Council.

We urge support for this proposal.

The Board recommends you vote AGAINST this proposal for the following reasons:

AT&T is committed to adhering to the highest ethical standards when engaging in any political activities. AT&T’s policies and procedures with respect to political contributions are clearly set forth on the Company’s website in the Corporate Governance section (available at www.att.com/gen/investor-relations?pid=7726). AT&T publishes the AT&T Political Engagement Report semiannually; it is an itemized list of corporate contributions and employee PAC contributions to candidates and candidate

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Agenda Items to be Voted Upon

committees; national, state, and local party committees and other groups; and PACs and other committees. This report is available on our website (at www.att.com/Common/about_us/pdf/att_political_contributions_report_Jan_June_2013.pdf) and currently covers January through June 2013.

Your Board is confident that the Company’s lobbying activities are aligned with its stockholders’ long-term interests. Your Board believes that an additional report beyond AT&T’s current disclosures is neither necessary nor an efficient use of Company resources. As described below, AT&T already makes available information concerning its political and lobbying activities to its stockholders and the public.

AT&T is in a highly regulated industry; therefore, public policy decisions at the local, state, and national levels significantly affect AT&T’s operations, strategy, and stockholder value. Accordingly, AT&T exercises its responsibility to actively participate in the legislative processes in order to protect and further stockholders’ interests by contributing prudently to lobbying organizations and trade associations that constructively advocate positions which advance AT&T’s business objectives and stockholders’ interests.

In addition to the AT&T Political Engagement Report, AT&T is required to file other reports with various state and federal agencies. Pursuant to the federal Lobby Disclosure Act, AT&T files federal lobbying reports quarterly with the Office of the Clerk of the U.S. House of Representatives and the Secretary of the U.S. Senate. These reports are publicly available and disclose corporate expenditures related to lobbying and issues lobbied. Publicly available contribution and lobbying data can be found at the below sources:

•	Federal Lobbying Disclosure Report, US Senate: Search Registrant Name: AT&T; available at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm;
•	Federal Lobbying Disclosure Report, US House of Representatives: Search Registrant Name: AT&T; available at http://disclosures.house.gov/ld/ldsearch.aspx;
•	Federal Lobbying Contribution Report: Search Organization Name: AT&T; available at http://disclosures.house.gov/lc/lcsearch.aspx;
•	Federal Election Commission: Search: AT&T; available at http://www.fec.gov/index.shtml; and
•	California State Lobbying Report: Search: AT&T; available at http://cal-access.sos.ca.gov/Lobbying/Employers/.

We believe that it is in the best interests of our Company and our stockholders to belong to industry associations and coalitions, where we benefit from the general business, technical, and industry standard-setting expertise these organizations provide. AT&T has a robust review process for contributions to industry associations and coalitions. The proposal seeks unnecessary line-item disclosure of lobbying expenditures. AT&T fully complies with all disclosure requirements pertaining to lobbying expenditures under federal, state, and local laws. The proposal would impose requirements on AT&T that are not dictated by law and that are not standard among other companies. Any new requirements should be addressed by lawmakers and uniformly imposed on all entities.

The Board believes the rigor of these requirements provides ample transparency and accountability of our lobbying activities to our shareholders and the general public. The Congress and Executive Branch are the appropriate recipients of the proponent’s specific positions on our nation’s disclosure laws, and any reforms sought. Given the current extensive disclosure described above, your Board believes the preparation and publication of the report called for by this proposal is redundant and thus unnecessary.

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Agenda Items to be Voted Upon

Item 7.            Stockholder Proposal

Proposal 7 — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67% — support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm rated our company D for its executive pay — $28 million for Randall Stephenson plus excess perks and excess pension. Mr. Stephenson could also get long-term incentive pay for below-median performance.

GMI ranted our board D. There was not one independent director who had expertise in risk management. The following directors were negatively flagged due to their board service when the respective companies filed bankruptcy: James Kelly at Dana Corporation, Laura Andrea Tyson at Eastman Kodak and Reuben Anderson at Mississippi Chemical. Jon Madonna and Jaime Chico Prado were overboarded with seats on 3 company boards and were also on our audit committee. Joyce Roché had seats on 4 company boards and 15 – years long-tenure.

GMI rated our accounting D – forensic accounting ratios related to asset-liability valuation had extreme values either relative to industry peers or to our company’s own history. Our company had a history of significant restatements, special charges or write-offs.

Our company had come under investigation, or been subject to fine, settlement or conviction for engaging in anti-competitive behavior, such as price fixing, bid rigging or monopolistic practices. It had also been alleged or reported that our company had come under investigation, or had been subject to fine, settlement or conviction for engaging in or facilitating tax avoidance, tax evasion or offshore finance practices intended to limit the fair payment of taxes or fair disclosure of significant assets or liabilities.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent – Proposal 7

The Board recommends you vote AGAINST this proposal for the following reasons:

AT&T’s charter provides that actions by written consent must be executed by 66 2/3% of the outstanding shares. After a similar proposal to reduce this percentage was approved by stockholders in

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Agenda Items to be Voted Upon

2011, your Board submitted an amendment to stockholders to reduce this percentage at the 2012 Annual Meeting. At that meeting the proposal to amend the charter received the vote of only 50.9% of the outstanding shares, far short of the affirmative vote of 66 2/3% required by Delaware law to pass the amendment.

Your Board believes further action on this proposal would cause an unnecessary waste of corporate funds. This amendment would not necessarily further the interests of stockholders. Our Bylaws already permit a group of stockholders holding 15% of the outstanding shares to call for a special meeting of stockholders to take any action permitted by law. At a special meeting, stockholders will have access to and may debate proposals submitted by other stockholders. In contrast, when a group of stockholders take action by written consent, they may do so in secret and without the opportunity for a meeting that would ensure that all shareholders had access to the same information and permit open debate among stockholders. The heightened vote requirement for actions by written consent, in fact, encourages stockholders to act through open meetings to ensure the opportunity for debate.

In addition, recent changes in New York Stock Exchange rules prohibit brokers from casting uninstructed votes on certain corporate governance proposals, including the proposed charter amendment. This has sharply reduced the number of shares available to vote for the amendment. As noted above, when this amendment was submitted to stockholders in 2012, it received less than 51% support from the stockholders — far less than the 66 2/3% required to pass the proposal. Because of the large gap between the shares necessary to pass the amendment and the prior voting results, it is unlikely that a different result will be obtained in the near term. Repeatedly submitting an amendment to stockholders that has a low likelihood of success causes the Company to incur unnecessary costs and serves no interests of the stockholders.

Your Board believes this proposal is superfluous because it has already been submitted to a shareholder vote and it failed by a very wide margin to receive the required vote. Resubmitting the amendment to stockholders would only result in additional, unnecessary expense.

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Audit Committee Report

Audit Committee

Audit Committee Report

The Audit Committee: (1) reviewed and discussed with management AT&T’s audited financial statements for the year ended December 31, 2013; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2013, be included in AT&T’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 13, 2014	The Audit Committee

	Jon C. Madonna, Chairman	Michael B. McCallister
	Jaime Chico Pardo	Cynthia B. Taylor
	James P. Kelly	Laura D’Andrea Tyson

AT&T has a separately designated standing Audit Committee. The Audit Committee oversees the integrity of AT&T’s financial statements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and AT&T’s compliance with legal and regulatory matters, including environmental matters. The members of the Audit Committee are Mr. Madonna (Chairman), Mr. Chico, Mr. Kelly, Mr. McCallister, Ms. Taylor, and Dr. Tyson, each of whom was appointed by the Board of Directors.

The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company’s web site at www.att.com. The Audit Committee performs a review and reassessment of its charter annually. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange and AT&T. The Board of Directors has determined that Mr. Madonna, Mr. Kelly, and Ms. Taylor are “audit committee financial experts” and are independent as defined in the listing standards of the New York Stock Exchange and in accordance with AT&T’s additional standards. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the SEC, their responsibilities are the same as those of the other Audit Committee members. They are not AT&T’s auditors or accountants, do not perform “field work” and are not full-time employees. The SEC has determined

AT&T 2014 Proxy Statement –  33

Audit Committee Report

that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of AT&T’s financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that AT&T’s financial statements and disclosures are complete and accurate. AT&T’s Audit Committee charter provides that these are the responsibility of management and the independent auditors.

Principal Accountant Fees and Services

Ernst & Young LLP acts as AT&T’s principal auditor and also provides certain audit-related, tax and other services. The Audit Committee has established a pre-approval policy for services to be performed by Ernst & Young. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

This policy also allows for the approval of certain services in advance of the Audit Committee being presented details concerning the specific service to be undertaken. These services must meet service definitions and fee limitations previously established by the Audit Committee. Additionally, engagements exceeding $500,000 must receive advance concurrence from the Audit Committee Chairman. After an auditor is engaged under this authority, the services must be described in reasonable detail to the Audit Committee at the next meeting.

All pre-approved services must commence, if at all, within 14 months of the approval.

The fees for services provided by Ernst & Young (all of which were pre-approved by the Audit Committee) to AT&T in 2013 and 2012 are shown below.

Principal Accountant Fees (dollars in millions)
Item	2013	2012
Audit Fees (1)	$23.1	$21.8
Audit Related Fees (2)	3.6	2.6
Tax Fees (3)	4.1	6.4
All Other Fees (4)	0.0	0.1

1.	Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, audits required by Federal and state regulatory bodies, statutory audits, and comfort letters.
2.	These fees, which are for assurance and related services other than those included in Audit Fees, include fees for employee benefit plan audits, control reviews of AT&T service organizations, governmental grant-related attestations, consultations concerning financial accounting and reporting standards, due diligence in connection with potential acquisitions, audits in connection with consummated or proposed transactions, and reviews of sustainability reporting compliance.
3.	These fees include charges for various Federal, state, local and international tax compliance and research projects, as well as tax services for AT&T employees working in foreign countries.
4.	In 2012, fees for assistance with developing a Federal government grant application.

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Compensation Discussion and Analysis

Compensation Discussion and Analysis

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AT&T’s Annual Report on Form 10-K and Proxy Statement for filing with the SEC.

February 12, 2014	The Human Resources Committee

	Joyce M. Roché, Chairman	John B. McCoy
	James H. Blanchard	Matthew K. Rose

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Compensation Discussion and Analysis

Executive Summary

AT&T’s mission is to connect people with their world everywhere they live and work, and do it better than anyone else. We’re fulfilling this vision by creating new solutions for consumers and businesses and by driving innovation in the communications and entertainment industry. Our success in meeting these goals depends on our ability to attract, retain, and motivate world-class talent, beginning with our executive officers. The Human Resources Committee (Committee) has taken significant care in the development and refinement of an executive compensation program that not only recognizes the skill of our leadership team and the complexity of running an organization the magnitude and scope of AT&T, but also aligns executive pay with performance and stockholder interests.

During 2013, we continued to execute on our strategic goals as shown below. We believe our senior leaders’ pay reflects this strong performance and closely aligns the interests of our management with those of stockholders.

Key Fiscal 2013 Business Results

Our executive officers make decisions every day that shape the future of our Company. The impact of these decisions can be seen both in our current results as well as in our long-term performance. Highlights for 2013 include the following:

Stockholder Returns

•	2013 total stockholder return of 9.8% from dividends and stock appreciation
•	For the second consecutive year, returned nearly $23 billion to stockholders, including dividends paid of $9.7 billion and share buybacks of $13.0 billion
¡	Since the beginning of 2012, AT&T has returned more than $45 billion to stockholders through dividends and share repurchases
•	Increased the quarterly dividend for the 30th consecutive year

Financial Performance

•	Record $128.8 billion in consolidated revenues, up 1.9% year over year, adjusting for 2012 Advertising Solutions divestiture
•	Adjusted earnings per share increase of 8.2% for full-year 2013
¡	After adjustments for both years, EPS was $2.50 in 2013 compared with $2.31 in 2012 (reported EPS was $3.39 in 2013 versus $1.25 in 2012)
•	$34.8 billion in cash from operations
•	$13.6 billion in free cash flow (cash from operations minus construction and capital expenditures)
•	Invested $25 billion in capital expenditures and purchases of spectrum to expand and upgrade our network capabilities for customers in the United States and around the globe
•	Refinanced $8 billion in debt to take advantage of historically low interest rates and maintained a net debt-to-adjusted EBITDA ratio below 1.8x
•	Made contributions of over $9B to our pension plan. These contributions, combined with our existing plan assets, are essentially equivalent to the pension obligation at year-end

Growth Metrics

Mobility

•	Our 4G LTE network covers nearly 280 million people and is the nation’s most reliable
•	Increased smartphone customers by 4.8 million to reach a record 51.9 million
¡	At the end of 2013, 77% of postpaid phone subscribers were on smartphones, with more than half of postpaid smartphones being LTE capable

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Compensation Discussion and Analysis

•	Reached 110.4 million wireless subscribers, a net increase of 2.7 million
•	Grew mobile data revenues 18.7% to a $23 billion annualized revenue stream
•	Increased connected devices by 2.0 million net additions to 16.3 million
•	Led the U.S. wireless industry in average revenues per contract user, which have increased for 20 straight quarters

Wireline Results

Business Solutions

•	Increased strategic business services (VPN, Ethernet, cloud, hosting and other advanced IP services) revenues 15.0% to a $9 billion annualized revenue stream
¡	Strategic business services now represent more than a quarter of all wireline business revenues

Home Solutions

•	Reached a total of 10.7 million AT&T U-verse customers:
¡	Record 2.7 million high speed Internet subscriber net adds
¡	924,000 video subscribers added, with record-low churn in the fourth quarter
•	U-verse revenues grew 29.3% year over year, and U-verse is now a $13 billion annualized revenue stream
•	Increased wireline consumer revenues 2.4%, the third consecutive year of growth

Strategic Achievements

•	Significant progress under our strategic network expansion initiative, Project Velocity IP (Project VIP), to bring high-speed broadband connectivity to more customers:
¡	Expanded our 4G LTE network to reach nearly 280 million people
¡	Added more than 5 million new U-verse broadband customer locations, including 1.5 million video locations (since VIP launch in November 2012)
¡	Launched a new U-verse speed tier with speeds up to 45 Mbps, which is now available to two-thirds of U-verse video customer locations
¡	Extended our fiber build to more multi-tenant buildings, reaching more than 250,000 additional business customer locations
•	Closed more than 60 wireless spectrum deals to improve coverage and service quality
•	Strengthened our prepaid wireless offering with the launch of the Aio Wireless prepaid brand and pending acquisition of Leap Wireless, which will deliver increased competition, better device choices, improved customer care and a significantly enhanced mobile Internet experience for consumers seeking low-cost prepaid wireless service
•	Generated $7 billion in cash through several initiatives, including an agreement to lease the rights to 9,000 towers and sell 600 towers, while maintaining the ability to add capacity as we need it

Compensation Philosophy and Best Practices

AT&T’s executive compensation philosophy serves as the starting point for the development and evaluation of our pay programs. The foundational elements of this philosophy, as established by the Committee, include paying for performance, ensuring that our programs are competitive, balancing focus on both short- and long-term goals, and aligning executive officer compensation with both stockholder interests and competitive approaches in the marketplace.

The Committee reviews and adjusts our compensation and benefits program to ensure alignment with current market practices. Most recently, we have taken the following actions:

•	We have limited severance compensation by removing the automatic vesting of restricted stock/units in the event of a manager’s termination of employment following a change in

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Compensation Discussion and Analysis

control. In addition, we will no longer provide for vesting of stock options upon a change in control.
•	Subject to stockholder approval at the 2014 Annual Meeting, we have adopted the AT&T Severance Policy (set out on pages 24-25), which will generally limit severance payments for executive officers to 2.99 times salary and target bonus. Following approval of the AT&T Severance Policy by stockholders, we will also amend the AT&T Change in Control Severance Plan so that its benefits, when added to other severance benefits, will not exceed the limits of the policy.

By continuing to evaluate and modify our programs as necessary and by designing our program around the following best practices, the Committee has shown its commitment to paying for performance and aligning executive pay with stockholder interests.

AT&T Compensation and Benefits Best Practices
Pay-for-Performance Focus – 92% of the Chief Executive Officer’s target compensation and, on average, 88% of other Named Executive Officer target compensation is tied to Company performance, including stock price.
Stock Ownership Guidelines – All executive officers exceed these guidelines, which count only vested shares. Mr. Stephenson holds shares and deferred shares valued in excess of 24 times his salary; well above his required six times multiple.
Hold Until Retirement – Executive officers must hold 25% of the shares they receive from incentive, equity, and option awards, net of taxes, until one year after they leave the Company.
Mitigate Risk in Compensation Programs – The Committee reviews a risk analysis of our incentive-based compensation programs annually and believes that our programs do not create risks that are reasonably likely to have a material adverse impact on the Company.
Dividend Equivalents Payable at the End of the Performance Period and Only on Earned Performance Shares
No Tax Reimbursements except for certain non-deductible costs in the event of relocation
No Supplemental Executive Retirement Plans for Post-2008 Officers
Restitution Policy in Case of Misconduct – The Company may seek restitution of compensation received as a result of an employee’s intentional or knowingly fraudulent or illegal conduct, including making a material misrepresentation that appears in the Company’s financial statements.
No Repricing or Buyout of Underwater Stock Options
No Hedging or Short Sales Involving AT&T Stock
AT&T Severance Policy – This policy is being submitted to stockholders at the 2014 Annual Meeting, and, if approved, will generally limit severance payments for executive officers to 2.99 times salary and target bonus.

Impact of Performance Results on Executive Officer Compensation

In order to further its pay-for-performance goal, the Committee has determined to deliver a significant portion of executive officer compensation as performance-based compensation, including both short- and long-term incentives. The following charts depict how the Committee targets each element of compensation for the CEO and collectively for the other Named Executive Officers.

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Compensation Discussion and Analysis

2013 Target Compensation Mix

When designing these incentives, the Committee employs a variety of metrics to ensure a strong link between executive compensation and performance. Metrics such as earnings per share, free cash flow, revenue, and return on invested capital connect compensation to Company performance while total stockholder return aligns executive pay with performance relative to peer companies.

An explanation of the individual pay elements of our executive officer compensation program and the impact of performance on each element is provided below. We believe that the greatest pay opportunities should exist for executives who demonstrate high levels of performance over a sustained period of time. A discussion of each named executive officer’s 2013 performance may be found on pages 47 through 49.

Base Salary

When determining whether to grant an increase, the Committee considers the executive officer’s individual performance and business results for the prior year, as well as his or her base salary compared to the market value for his or her job. Executive officers’ salaries are set based on past and expected future contributions to the Company’s long-term success.

2013 Base Salary Increases

For 2013, Named Executive Officers received, on average, a pay increase of 4.3%. In determining pay increases, the Committee considered performance and actual salary compared to market.

Short-Term Incentives

At the beginning of the annual performance period, the Committee establishes three Company performance metrics, which serve as a threshold trigger to qualify executive officers for the payment of any short-term awards. The qualification criteria are tied to overall Company performance because the Committee believes that each executive officer is ultimately responsible for attainment of the Company’s strategic objectives.

If any of the established performance thresholds are met, the Committee then conducts an assessment of additional qualitative and quantitative factors, as they determine appropriate for each executive officer, in order to determine specific award payouts, which will not exceed a maximum amount approved by the Committee at the beginning of the performance period. These factors may include an assessment of the executive’s ongoing individual performance; his or her contribution to overall Company results; and attainment of business unit goals, including financial, customer service, and

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Compensation Discussion and Analysis

growth targets. The Committee also considers intangible factors such as vision, innovation, ability to grow the business, and leadership.

2013 Short-Term Award Payouts

As described beginning on page 46, for 2013, the Committee established performance targets in the form of ranges for revenue, earnings per share, and free cash flow. The Committee chose these performance metrics because they are the key short-term financial metrics for the operation of our business and represent key metrics of importance to our stockholders. In addition, these metrics are commonly used in the marketplace as annual performance indicators that drive long-term sustainability. For 2013, AT&T performed within the target ranges for all three metrics.

As a result of Company, business unit, and individual performance, the Committee determined to pay executive officer short-term awards for 2013 generally at or below target award levels as described on page 49.

Long-Term Incentives

To appropriately focus our executives’ attention on the long-term impacts of their decisions and to more closely align their interests with those of our stockholders, the majority of our executive compensation package is in the form of long-term incentives, which are comprised of 50% performance shares and 50% restricted stock units. For more information on our long-term compensation program, please refer to the section beginning on page 50.

The actual payout value of performance shares is based on two criteria: the attainment of predetermined performance criteria (which determines how many of the shares are actually payable) and our stock price. The actual payout value of restricted stock units is based on our stock price at the time of distribution.

Performance Share Payouts

For the 2011-2013 performance period, executive officer performance was measured against AT&T’s Return on Invested Capital (ROIC – applicable to 75% of the award) and Total Stockholder Return against a peer group of companies (TSR – applicable to 25% of the award).

ROIC: The Committee chose ROIC as a long-term performance metric because it encourages our executive officers to focus not only on net income, but also on effectively employing capital and creating stockholder value.

•    For the 2011-2013 performance period, ROIC attainment resulted in a 100% payout of the performance shares tied to this performance metric.

•    The ROIC payout included the T-Mobile acquisition costs incurred in 2011 even though these costs qualify for exclusion per the terms of the grant.

TSR: In order to more closely tie the compensation of our executive officers to the interests of our stockholders, the Committee also applied a relative TSR performance metric to the determination of 2011-2013 performance share payouts.

•    AT&T’s TSR performance was in the 5th quintile of its peers resulting in 0% payout of the performance shares tied to this performance metric.

Restricted Stock Unit Payouts

Restricted Stock Units were first granted as part of officer long-term compensation in 2010.

•    50% of the units granted in 2010 were distributed in 2013.

•    50% of the units granted in 2010 were distributed in early 2014.

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Compensation Discussion and Analysis

The value of these awards changes with AT&T’s stock price, which aligns the interests of executives and stockholders.

The narrative on the following pages more fully describes how the Committee, with the input of its consultant, has designed AT&T’s executive officer compensation and benefits program using the Committee’s guiding pay principles as the pillars of the program. The narrative also outlines how we establish pay targets and how actual executive officer pay is determined. Finally, we provide a description of our benefits including personal benefits.

The Human Resources Committee and Its Role

The Committee is responsible for overseeing our management compensation practices. Annually, the Committee approves the base salaries, short-term incentive targets, and long-term incentive grant levels as well as short- and long-term award payouts for all officers, including the Named Executive Officers. The Committee recommends new benefit plans to the Board and acts as the administrator of certain of the Company’s compensation and benefit plans. The Committee’s charter is available on our web site at www.att.com. No AT&T employee serves on this Committee, which is composed entirely of independent Directors. The current members of the Committee are: Ms. Roché (Chairman), Mr. Blanchard, Mr. McCoy, and Mr. Rose.

Compensation Consultant

The Committee is authorized by its charter to employ independent compensation consultants and other advisors. The Committee has selected Total Rewards Strategies to serve as the Committee’s independent consultant. The consultant reports directly to the Committee. From time to time, the consultant is engaged by the Corporate Governance and Nominating Committee to provide advice on director compensation. Total Rewards Strategies provides no other services to AT&T.

The Committee reviewed the following six independence factors, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, when evaluating the consultant’s independence:

•	Other services provided to the Company
•	Percentage of the consultant’s revenues paid by the Company
•	Consultant’s policies to prevent conflicts of interest
•	Other relationships with compensation committee members
•	Company stock owned by the consultant
•	Other relationships with executive officers

Based on its evaluation of the consultant and the six factors listed above, the Committee has determined that its consultant meets the criteria for independence.

Following is a description of the consultant’s duties:

•	Attends all Committee meetings;
•	Provides information, research, and analysis pertaining to executive compensation and benefits;
•	Regularly updates the Committee on market trends, changing practices, and legislation pertaining to executive compensation and benefits;
•	Reviews the Company’s executive compensation strategy and program to ensure appropriateness and market-competitiveness;

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Compensation Discussion and Analysis

•	Makes recommendations on the design of the compensation program and the balance of pay-for-performance elements;
•	Reviews market data and makes recommendations for establishing the market rates for jobs held by senior leaders;
•	Analyzes compensation from other companies’ proxy and financial statements for the Committee’s review when making compensation decisions;
•	Assists the Committee in making pay determinations for the Chief Executive Officer; and
•	Advises the Committee on the appropriate comparator groups for compensation and benefits as well as the appropriate peer group against which to measure long-term performance.

Guiding Pay Principles

The Committee continually evaluates AT&T’s compensation and benefits program in light of market and governance trends. Balancing these trends, the need to attract and retain talent, and with a focus on delivering value for our stockholders, the Committee has designed AT&T’s executive compensation program around the following guiding pay principles:

Competitive and Market Based
Evaluate all components of our compensation and benefits program in light of appropriate comparator company practices to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market. Comparator company data provides information on market trends and may lead to changes in our approach and practices.
Pay-for-Performance
Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success. For example, in 2013, 92% of the CEO’s target compensation (and, on average, 88% for other Named Executive Officers) was tied to short- and long-term performance incentives, including stock price performance.
Balanced Short- and Long-Term Focus
Ensure that compensation programs and packages provide an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the sustainability of the business and mitigation of risk.
Alignment with Stockholders
Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders. For example, performance shares make up nearly 33% of target compensation for the CEO and the Named Executive Officers, and are tied to multi-year Company performance and the Company’s stock price. In addition, AT&T has executive stock ownership guidelines and retention requirements, as described on page 55. Each of the Named Executive Officers exceeds the minimum stock ownership guidelines.
Alignment with Generally Accepted Approaches
Provide policies and programs that fit within the framework of generally accepted approaches adopted by leading major U.S. companies.

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Compensation Discussion and Analysis

At the 2013 Annual Meeting, stockholders voted on the Company’s compensation policies and programs with over 94.5% of the votes being cast in favor. The Committee reviewed these results and intends to continue following these guiding pay principles.

Compensation Design

Executive Compensation Program

We recognize that our long-term success depends on the talent and efforts of our employees and the leadership and performance of our executives. Because the relationship with any employee begins with the compensation and benefits program, it is in the stockholders’ long-term interest that the program be structured in a way that makes attraction, retention, and motivation of the highest quality talent a reality. With that goal in mind, AT&T’s executive compensation and benefits program includes a number of different elements, from fixed compensation (base salaries) to performance-based variable compensation (short- and long-term incentives), as well as key personal benefits which minimize distractions and allow our executives to focus on the success of the Company. Each of the elements shown below is designed for a specific purpose, with an overarching goal to encourage a high level of sustainable individual and Company performance well into the future:

Current Year Performance	+	Multi-Year Performance	+	Attraction & Retention
Salary and Short-Term Incentives		Long-Term Incentives (Performance Shares and Restricted Stock Units)		Retirement, Deferral/Savings Plans, Benefits, and Personal Benefits

Total Target Compensation

Total target compensation is the value of the compensation package that the Committee intends to deliver for “on target” performance against predefined goals. Actual compensation will depend on the applicable performance achievement and, for long-term incentive awards, the price of AT&T stock.

Total target compensation is detailed for each Named Executive Officer in the following table.

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Compensation Discussion and Analysis

2013 NEO Target Compensation (Excludes Change in Pension and All Other Compensation)
	Cash-Based Compensation				Stock-Based Long-Term Award (1)
	Base Salary		Short-Term Incentive		- Restricted Stock Units Vesting 2017 - Performance Shares 2013–15 Period		Total Target Comp. $	% Performance Related (2)
Name	$	% of Total	$	% of Total	$	% of Total
CEO
Stephenson	1,650,000	8%	5,300,000	26%	13,650,000	66%	20,600,000	92%
Other NEOs
Stephens	720,000	12%	1,500,000	25%	3,820,000	63%	6,040,000	88%
de la Vega	895,000	12%	1,695,000	23%	4,725,000	65%	7,315,000	88%
Stankey	895,000	12%	1,695,000	23%	4,725,000	65%	7,315,000	88%
Watts	790,000	14%	1,365,000	24%	3,600,000	63%	5,755,000	86%
Avg Other NEOs	825,000	12%	1,563,750	24%	4,217,500	64%	6,606,250	88%

1.	Long-term grants of performance shares are paid out, subject to meeting performance objectives, in cash based on the stock price on the date the award payout is approved. Restricted Stock Units are distributed in shares. Each represents 50% of the target award.
2.	Total of Short-Term Incentive and Stock-Based Long-Term Award divided by Total Target Compensation.

Incentive Compensation — A Balanced Approach to Manage Risk to Stockholders

We believe in balancing incentive compensation so that officers focus on the attainment of both short- and long-term corporate objectives. By ensuring that a significant portion of compensation is based on the long-term performance of the Company, we reduce the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company. Further, we structure short-term incentive compensation so that the accomplishment of short-term corporate and business unit goals supports the achievement of long-term corporate goals. Both of these elements work together for the benefit of the Company and its stockholders.

Finally, each year, the Committee reviews an analysis prepared by management of the Company’s compensation policies and practices in order to evaluate whether they create risks that are reasonably likely to have a material adverse effect on AT&T. This analysis includes the steps AT&T takes to mitigate risk in our compensation plans, including: the use of multiple metrics in determining award payouts; the use of payout tables to provide partial payouts for partial performance attainment, payout caps, and/or budget maximums; and cross-functional department review and/or approval of all payouts (which includes Committee approval of all officer payouts). More than one form of long-term compensation is used in order to balance the risk of the long-term program. In addition, the Compensation Consultant also reviewed our programs and advised the Committee that the programs did not encourage risk-taking reasonably likely to have a material adverse effect on AT&T.

In addition, all award recipients are subject to our internal code of business conduct policy including penalties for violation of the policy. Based on this analysis, for 2013, the Committee determined that the Company’s compensation policies and practices were not reasonably likely to have a material adverse effect on the Company.

Evaluation of Market to Determine Competitive Pay Levels

We believe that a job’s value is determined by what we have to pay to remain competitive based on publicly-available compensation data for like positions at companies with which we compete for talent.

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Compensation Discussion and Analysis

The starting point for determining Executive Officer compensation levels begins with an evaluation of market data. The consultant compiles both proxy and compensation survey data from third party sources for the comparator companies (selected by the Committee, and discussed below). The use of multiple sources of information and comparator groups ensures the availability of sufficient data to accurately reflect the competitive market and provides for the annual development of reliable market values by the consultant.

Our comparator companies are selected based on:

•	similarity to AT&T in terms of size and/or industry,
•	ability of the company to compete with AT&T for talent, and
•	similarity to jobs at AT&T in terms of complexity and scope of officer positions.

Following are the 2013 comparator groups used by the consultant in making market value recommendations for officer positions.

2013 Comparator Groups Used by Compensation Consultant
Type of Group	Companies in Group
A comparator group of 20 companies in the technology, telecommunications and entertainment industries selected by the consultant in consultation with the Committee	Apple, Boeing, Cisco Systems, Comcast, Dell, General Electric, Google, Hewlett-Packard, Honeywell, IBM, Intel, Johnson Controls, Lockheed Martin, Microsoft, Oracle, Time Warner Inc., Twenty-First Century Fox, United Technologies, Verizon Communications, Walt Disney
Top 25 companies included in the Fortune 500 index, adjusted to eliminate AT&T as well as investment banking, investment holding/ management and privately owned companies	AmerisourceBergen, Apple, Archer Daniels Midland, Cardinal Health, Chevron, ConocoPhillips, Costco Wholesale, CVS Caremark, Exxon Mobil, Ford Motor, General Electric, General Motors, Hewlett-Packard, Home Depot, IBM, Kroger, Marathon Petroleum, McKesson, Microsoft, Procter & Gamble, UnitedHealth Group, Valero Energy, Verizon Communications, Wal-Mart Stores, Walgreen
Telecommunications and cable companies	Century Link, Comcast, Motorola Solutions, Sprint, Time Warner Inc., Verizon Communications

Executive officers’ base salaries are generally targeted to the market 50th percentile. Total target cash compensation (the sum of base pay and short-term incentive target) and long-term grants are targeted to the market 62nd percentile, with the support of the Committee’s consultant. These pay targets emphasize our pay-for-performance strategy and are consistent with our market leadership position as the nation’s largest telecommunications company based on our revenue.

In making the market value recommendations to present to the Committee, the consultant reviews both the proxy and the survey compensation data at the percentiles of the market assigned by the Committee. The consultant applies his judgment and experience to this data in order to determine preliminary market value recommendations for each executive officer position. Prior to presenting the market values to the Committee, the consultant obtains input from members of management and the CEO (for officers other than the CEO) to obtain their views on the relative value of each position at AT&T and differences in responsibilities between AT&T jobs and those in the comparator groups. Based on this detailed analysis, AT&T-specific market values (AT&T Market Values) are presented to the Committee for each executive officer position. The AT&T Market Values are used as a reference point for the Committee’s determination of actual compensation levels. They include components for base salary and short- and long-term incentive target awards.

Determining Target Compensation Levels

Annually, the Committee meets to set base salary and target short- and long-term incentive compensation levels for officers, including the Named Executive Officers, with the advice of the consultant. In setting compensation levels, the Committee reviews the AT&T Market Values provided by the consultant along with the CEO’s compensation recommendations for the other executive officers.

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Compensation Discussion and Analysis

The CEO bases his compensation recommendations on his judgment of the skills, experience, responsibilities, and achievements of each executive officer, as well as the officer’s current compensation relative to the AT&T Market Value for his or her job. The Committee believes that input from both the CEO and the consultant provides necessary information and points of view to assist them in determining the appropriate target levels of pay. Once the Committee has received this input, they apply their judgment and experience to set compensation for the coming year. The Committee may determine that executives with significant experience and responsibilities, who demonstrate exemplary performance, have higher target compensation, while less experienced executives may have lower target compensation. To determine the compensation for the CEO, the Committee again uses its judgment of his skills, experience, responsibilities, achievements, and current compensation, along with the consultant’s AT&T Market Value recommendation. The Committee utilizes total compensation analysis sheets to confirm the appropriateness of the compensation packages for executive officers.

2013 Compensation

Base Salaries

Objective	Key Features and Pay for Performance
Provides fixed compensation to assume the day-to-day responsibilities of the position

• Salary level recognizes an executive officer’s experience, skill, and performance, with the goal of being market-competitive.

• Adjustments may be made based on individual performance, pay relative to other AT&T officers, and the employee’s pay relative to the market.

• Represents 8% for the CEO and, on average, 12% for other executive officers’ total target compensation, in line with our objective to have the majority of pay at risk and tied to Company performance.

• This element is payable in cash. The executive officers have the option to defer a portion into Company stock.

In 2013, the Named Executive Officers received a salary increase of 4.3%, on average. In determining pay increases, the Committee considered individual performance and actual pay relative to market.

Short-Term Incentives

Objective	Key Features and Pay for Performance
Motivates and rewards the achievement of short-term Company performance

• Aligns executive officers’ interests with our short-term corporate strategy, and aligns pay with the achievement of short-term Company and/or business unit objectives. These objectives support the accomplishment of long-term Company goals.

• To qualify for a payout, executive officers must achieve at least one of the predetermined performance thresholds. Performance ranges are established for revenue, earnings per share, and free cash flow. Actual award payouts consider performance against these and other Company and business unit metrics as well as individual performance.

• This element is payable in cash. The executive officers have the option to defer a portion into Company stock.

2013 Targets

Each year the Committee establishes a short-term target award for each executive officer based on the AT&T Market Values provided by the consultant and on recommendations from the CEO (other than for his own compensation). The short-term program emphasizes overall results of the Company by establishing one set of performance targets for our executive officers. The Committee believes it is important to focus the executive officers on the key objectives of the Company (other officers are measured, in part, on the success of their individual business units). The key performance objectives adopted by the Committee include three performance metrics and related target ranges that the executives are expected to achieve, which are shown in the following table. The Company must

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Compensation Discussion and Analysis

achieve results in at least one of the ranges for the executive officers to receive any portion of the target awards.

2013 Metric	Target ($)	Target Range ($)	Achievement ($)
Consolidated Revenues	130 billion	110.5 – 149.5 billion	128.8 billion
Earnings Per Share	2.45 per share	1.96 – 2.94 per share	2.46 per share (2)
Free Cash Flow (1)	14.5 billion	11.6 – 17.4 billion	13.8 billion (3)

1.	Net cash from operating activities minus construction and capital expenditures.
2.	In accordance with grant terms, EPS results were decreased by $0.93 per share below reported EPS to remove the non-cash effects of gains and losses related to assets and liabilities of pension and medical plans as well as the after-tax gain of certain asset dispositions.
3.	In accordance with grant terms, Free Cash Flow results were increased by $0.2 billion to remove the impacts of benefit plan funding.

In determining the final payouts for short-term awards, the Committee gives weight to the achievement of the performance ranges, the overall performance of the Company, business unit performance, and the individual performance of each executive officer. Under this program, payouts may range from 0% to 200% of the target award. In evaluating executive officers that report to the CEO, the Committee will also give weight to the CEO’s recommendations. In order to limit the potential for unintended consequences, both favorable and unfavorable, the Committee does not apply a fixed formulaic approach to determining final payouts.

2013 Payouts

The Committee determined that in 2013 the Company achieved the target ranges for each of the 2013 performance metrics, permitting payout of the short-term awards. The Committee then reviewed Company and business unit performance as well as the individual achievements of each of the Named Executive Officers, as described below:

Randall L. Stephenson

Under Mr. Stephenson’s leadership in 2013, AT&T led the industry in network performance and reliability, drove strong results across its key growth platforms, significantly strengthened its overall financial position, and for the second consecutive year returned nearly $23 billion to stockholders through dividends and share repurchases. In 2012, AT&T announced Project VIP, a multi-year initiative committed to dramatically expanding the Company’s high-speed connectivity by advancing 4G LTE wireless service to 300 million people across the United States, expanding U-verse fixed-line broadband service to 57 million customer locations, and growing fiber connections to an additional one million business customer locations. AT&T ended 2013 with all of these efforts ahead of schedule and with its 4G LTE network setting the pace for the industry. AT&T used these expanded network capabilities to drive impressive growth across the business. Wireless subscribers increased to more than 110 million, and mobile data revenues grew 18.7%. U-verse revenues grew 29.3% – with total subscribers on this platform having nearly doubled over the past two years. Revenues from strategic business services – including virtual private networks, Ethernet connections, hosting, and cloud solutions – were up 15.0%, with growth rates accelerating through the year. In addition to these core growth platforms, AT&T added a number of new, high potential growth services in 2013, launching Aio Wireless, a new no-annual contract wireless brand which the Company expects to combine with the more extensive Cricket Wireless operations on completion of its planned acquisition of LEAP Wireless. The Company launched other new growth platforms including Digital Life – the nation’s first all-IP and UL certified home security and automation service, connected cars, ISIS – a mobile payment joint venture, mobile business solutions, and an Emerging Business Markets operation which drives mid-market revenue growth through strategic alliances with systems aggregators. Underlying all of these initiatives was a strong emphasis on enhancing the customer experience, evidenced in continuous improvement in the Company’s overall net promoter score.

With strong results from its core growth platforms and continued operational excellence, in 2013 AT&T grew total revenues to $128.8 billion, increased adjusted earnings per share 8.2%, generated $34.8 billion

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Compensation Discussion and Analysis

in cash from operating activities, and realized more than $7 billion from timely disposal of non-strategic assets. AT&T used this strong cash generation to invest more than $21 billion to expand and upgrade its networks and closed more than 60 transactions to secure critical spectrum for mobile Internet growth. AT&T also returned nearly $23 billion to stockholders in 2013 as it repurchased 366 million, or approximately 6%, of its outstanding shares and paid $9.7 billion in dividends, increasing the quarterly dividend for the 30th consecutive year. The Company ended 2013 with its pension plan funded, keeping its commitment to our retirees and employees, and with the best credit ratings among major U.S.-based telecom companies.

To further transform operations and prepare the Company for sustained growth in the years ahead, AT&T, under Mr. Stephenson’s leadership, launched a number of major long-term initiatives in 2013. These include Project Domain 2.0 to shift network functionality from hardware to software with the goal of improving speed to market and flexibility and Project Agile to streamline operations and create an enhanced customer experience.

John J. Stephens

Under Mr. Stephens’ leadership, in 2013 AT&T generated cash from operating activities of nearly $35 billion, returned nearly $23 billion to stockholders through dividends and stock repurchases, and further strengthened the Company’s overall financial profile. AT&T grew revenues to a Company-record $128.8 billion, increased earnings per share after adjusting for significant items by 8.2%, and delivered three-year total stockholder returns of 40.6%. Mr. Stephens rebalanced the capital structure to leverage historically attractive interest rates, reducing average cost of debt, allowing the Company to hold interest costs relatively flat while increasing overall debt by $10 billion since 2011. At the same time, under Mr. Stephens’ leadership, the Company increased the quarterly dividend for the 30th consecutive year and, as a result of the repurchase of 6% of its outstanding shares, reduced annualized dividend payments by approximately $670 million. Under Mr. Stephens’ direction, AT&T voluntarily contributed a portion of its most valuable asset, AT&T Mobility, to the Company’s pension plan. The contribution, valued at $9.1 billion, when combined with our existing plan assets, is essentially equivalent to the pension obligation at year-end. Mr. Stephens also leads Project Agile, a Company-wide program launched in 2013 to standardize platforms, simplify end-to-end processes, align the product portfolio around IP and mobile opportunities, and drive effortless customer interactions. This multi-year project creates a better experience for customers, accelerates cycle time and innovation, and produces efficiencies that create shareholder value.

John T. Stankey

Under Mr. Stankey’s direction, AT&T acquired spectrum critical to future growth, developed and drove new growth strategies, and further re-engineered its asset portfolio, divesting non-strategic assets to generate cash for investing in growth platforms. To enhance AT&T’s spectrum position and support future mobility growth, Mr. Stankey’s organization closed more than 60 transactions, including key acquisitions of rural and white space operators, secondary market spectrum transactions at a record value level, and joint venture buyouts, in addition to announcing the acquisition of Leap Wireless. Mr. Stankey also led Project VIP, the Company’s plan to move to an all Internet Protocol network by the year 2020, retiring the legacy voice and data networks to reduce fixed costs, improve flexibility and speed to market, and create a better customer experience. All aspects of Project VIP exceeded expectations in 2013 with nearly 280 million people covered by AT&T’s industry-leading 4G LTE platform, nearly 5 million additional homes and small businesses reached with the U-Verse platform, and more than 250 thousand new businesses passed with fiber facilities. Under Mr. Stankey’s leadership, AT&T generated approximately $7 billion in cash through asset monetization in 2013, including $4.8B from monetizing tower assets. The Company also announced the pending sale of its SNET operations, which should generate $2 billion in cash in 2014.

Rafael de la Vega

With responsibility for AT&T Mobility, Mr. de la Vega ensured AT&T’s continued leadership in the industry. At the same time, he successfully launched critical new growth platforms using wireless technology to

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Compensation Discussion and Analysis

deliver connected cars, connected homes and more. AT&T closed 2013 with nearly 77% of its postpaid subscribers with smartphones, and, in the fourth quarter, smartphones accounted for 93% of postpaid phone sales – both record highs for the company and best among major U.S. providers. As a result, average data revenue per postpaid customer grew 15.4%, helping total average revenue per postpaid customer reach a Company-record $66.35 in the fourth quarter. AT&T furthered its leadership position in connected devices with a 14.5% increase over 2012. Industry-leading smartphone performance coupled with strong adoption of shared data plans drove impressive growth in wireless data revenues – up 18.7%, or nearly $3.4 billion, to $21.7 billion – and pushed total wireless revenues up 4.7% to $69.9 billion. AT&T Mobility continued to enhance the customer experience, earning awards from independent third parties for customer service, purchase experience, and mobility Internet experience. In addition, Mr. de la Vega led the successful deployment of valuable new growth initiatives highlighted by Digital Life, AT&T’s new wireless home security/home management service, which launched in 59 markets with customer service scores 49% above market average; Aio Wireless, AT&T’s prepaid wireless service, which launched in 23 markets with over 540 distribution points; and expansion of the Company’s wirelessly connected automobile solutions, including agreements signed or in progress with General Motors, Tesla, and others. Combined, these new initiatives represent the potential for multi-billion dollars in new revenue over the next few years.

Wayne Watts

With responsibility for all legal matters affecting AT&T, Mr. Watts effectively guided the Company’s litigation, regulatory filings, and compliance matters before various judicial and regulatory agencies in addition to providing support for the Company’s day-to-day operations including thousands of commercial agreements, labor agreements, and day-to-day legal advice. In 2013, Mr. Watts and his team successfully managed thousands of litigation matters involving AT&T, 179 appeals to various Federal and State Courts of Appeal and four appeals to the United States Supreme Court. Under Mr. Watts’ direction, the Company effectively advanced its positions before Federal and state regulators designed to generate a fair regulatory and working environment for our Internet, wireless and wireline operations. Mr. Watts and his team directly supported the Company’s execution of transactions in support of its strategic initiatives and objectives. These efforts include obtaining tentative Department of Labor approval for the contribution of a preferred equity interest in the Mobility operations, valued at $9.1B, to the pension trust, the prepaid lease of towers to Crown Castle International Corp. for approximately $4.8B, which also closed in 2013, the sale of the Company’s SNET operations for $2.0B and the purchase of spectrum in more than 60 transactions that help address the Company’s near- and mid-term spectrum needs.

Based on the Company achievements and the above accomplishments, the Committee determined to pay Named Executive Officers 92% – 100% of their respective target awards. Payouts of 2013 awards were as follows:

2013 Short-Term Payouts
Name	Target Award ($)	Actual Award ($)
Randall Stephenson	5,300,000	5,000,000
John Stephens	1,500,000	1,500,000
Rafael de la Vega	1,695,000	1,560,000
John Stankey	1,695,000	1,695,000
Wayne Watts	1,365,000	1,256,000

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Compensation Discussion and Analysis

Long-Term Incentives

Objective	Key Features and Pay-for-Performance
Motivates and rewards the achievement of long-term Company performance	• The goal of our long-term program is to align executive and stockholder interests.
• Awards for all officers consist of restricted stock units and performance shares, each representing approximately 50% of the grant value of long-term compensation.
Performance Shares
• Paid in cash at the end of a three-year performance period to the extent applicable performance goals are met.
• Awards pay out at target if performance goals are met, below target or not at all if the goals are not met, and above target if the goals are exceeded.
• Each performance share is equal in value to a share of stock, which causes the value of the award to fluctuate directly with changes in our stock price over the performance period.
• The cash payment value of the performance shares is based on AT&T’s stock price on the date an award payout is approved.

• Because awards are based on a three-year performance period, they maximize the leverage of both short- and long-term performance. The impact of a single year’s performance is felt in each of the three performance share grants that are outstanding at any given time, so that strong performance must be sustained every year in order to provide favorable payouts.

• Dividend equivalents are paid at the end of the performance period, based on the number of performance shares earned.
Restricted Stock Units (RSUs)
• We structure RSUs to be paid in stock at the end of a retention period, regardless of when they vest. RSUs vest 100% after four years or upon retirement eligibility, whichever occurs earlier.
• Through stock price and dividends, RSUs directly tie our officers’ interests to the long-term interests of our stockholders.
• Although RSUs have value at grant, in order for them to retain value or increase in value, officers must execute at a high level to drive stockholder returns.

Because AT&T values long-term performance, and to ensure that our compensation program does not incent executives to take excessive risks in pursuit of short-term results, long-term incentives are a significant part of an officer’s compensation package.

2013 Grants

In 2013, the Committee granted the Named Executive Officers long-term incentives in the form of 50% performance shares and 50% restricted stock units. Target grant values were set using the AT&T Market Values as a guideline. Following is more detail on our 2013 long-term grants.

•	Performance Shares

The performance shares granted in 2013 are for the 2013-2015 performance period. The Committee determined that the performance measure for 75% of the Performance Shares would be Return on Invested Capital and the measure for the remaining 25% would be based on a comparison of AT&T’s Total Stockholder Return to the Standard and Poor’s 100 Index (S&P 100).

2013 Performance Share Grants (2013 to 2015 Performance Period)
		Performance Measure
Name	Target Grant Values ($) (amounts are rounded)	AT&T Return on Invested Capital	AT&T Total Stockholder Return vs. S&P 100
Randall Stephenson	6,825,000
John Stephens	1,910,000
Rafael de la Vega	2,362,500	75% of Grant	25% of Grant
John Stankey	2,362,500
Wayne Watts	1,800,000

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Compensation Discussion and Analysis

Return on Invested Capital (ROIC) Performance Measure

We chose ROIC as the primary performance metric applicable to performance share grants for a number of reasons, including the fact that it is a prevalent market practice and it encourages our managers to focus not only on net income, but also on effectively employing capital and creating stockholder value.

We calculate ROIC by averaging over the three-year performance period: (1) our annual net income before extraordinary items plus after-tax interest expense, divided by (2) the total of the average debt and average stockholder equity for the relevant year. For mergers and acquisitions over $2 billion, we exclude the dilutive impacts of intangible amortization, asset write-offs, accelerated depreciation, and transaction and restructuring costs so that the impact of certain significant transactions, including those which may not have been contemplated in the determination of a performance metric, will not have an impact on the performance results. We also exclude the following if the collective net impact, after taxes and available collectible insurance, exceeds certain limits in a calendar year: changes in tax laws and/or accounting principles, certain unusual events, expenses caused by natural disasters or intentionally caused damage to the Company’s property, and non-cash accounting write-downs of goodwill or other intangible assets. Additionally, we disregard the net dilutive impact of mandatory changes resulting from the Patient Protection and Affordable Care Act as well as gains and losses related to the assets and liabilities of pension and other post-retirement benefit plans (and associated tax effects).

At the end of the performance period, the number of performance shares to be paid out, if any, will be determined by comparing the actual performance of the Company against the predetermined performance objectives, which are set forth as a range of results. The ROIC target range for the 2013-2015 performance period was set above our cost of capital; a target that we believe to be challenging, but attainable. For performance above or below the performance target range, the number of performance shares are increased or reduced, respectively. Potential payouts range from 0% to 150% of the number of performance shares granted.

Total Stockholder Return (TSR) Performance Measure

The TSR measure compares AT&T’s TSR (stock appreciation plus reinvestment of dividends) to that of companies in the S&P 100. We believe that TSR is an important measure because it helps ensure that our executives remain focused on the value they are delivering to our stockholders.

The following chart shows the potential payouts based on AT&T’s TSR relative to companies in the S&P 100. In order to further align our executive officer pay with stockholder interests, if AT&T’s TSR is negative, the payout percentage is capped at 90%.

AT&T Total Stockholder Return Compared to the S&P 100 (2013 – 2015 Performance Period)
Ranking	Payout Percentage
AT&T is the top company	200%
AT&T in 82 – 99.99th percentile	150%
AT&T in 63 – 81.99th percentile	125%
AT&T in 44 – 62.99th percentile	100%
AT&T in 25 – 43.99th percentile	50%
AT&T is below the 25th percentile	0%

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Compensation Discussion and Analysis

•	Restricted Stock Units

Restricted stock units granted in 2013 vest 100% after four years, or upon retirement eligibility, whichever occurs earlier, but do not pay out until the scheduled distribution date. These units receive quarterly dividend equivalents, paid in cash at the time regular dividends are paid on AT&T’s stock. Restricted stock units pay 100% in stock to further tie executive and stockholder interests.

The following table shows restricted stock unit grants made to the Named Executive Officers in 2013:

2013 Restricted Stock Unit Grants
Name	Grant Date Values ($) (amounts are rounded)
Randall Stephenson	6,825,000
John Stephens	1,910,000
Rafael de la Vega	2,362,500
John Stankey	2,362,500
Wayne Watts	1,800,000

•	Performance Share Payouts – Results for the 2011-2013 Performance Period

The performance measure applicable to 75% of the 2011 performance share grants was ROIC. The performance measure for the other 25% of the grant was AT&T’s TSR, measured against the AT&T Telecommunications Peer Group, which was comprised of the following companies: América Móvil S.A.B. de C.V., BCE Inc., BT Group plc, Comcast Corporation, Deutsche Telekom AG, DirecTV Group Inc., Telefónica S.A., Time Warner Cable, Inc., Verizon Communications Inc., Vodafone Group plc, and the Dow Jones Industrial Average.

For the 2011-2013 performance period, the Committee set the ROIC target range with our cost of capital appearing in the lower quartile of the target range, which represented an aggressive, yet achievable, target. After conclusion of the performance period, the Committee determined, using the payout table established at the beginning of the performance period that the Company’s results were within the ROIC target range and directed that 100% of the related performance shares be distributed. In accordance with the plan, the Committee excluded the impact of an accounting change relating to pension re-measurement and the effects of a change in tax laws resulting from the healthcare reform legislation in determining the achievement of the target range. Although costs incurred in large merger transactions are to be excluded in calculating final performance attainment, the Committee decided to include the T-Mobile transaction costs in determining payouts for all outstanding executive officer performance share awards.

In accordance with the payout table, for performance shares tied to the TSR target, the Committee determined that the Company was in the 5th quintile of the index, which resulted in a payout of 0% of the performance shares tied to this metric.

As shown below, the number of performance shares actually paid was 75% of the target number of shares, based on combined performance results for ROIC and TSR. The realized value of executive officer long-term compensation also includes the impact of changes in stock price (which also impacts our stockholders), making their final performance share payout 89% of the target grant values.

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Compensation Discussion and Analysis

2011 Performance Share Grant and Payout Values (Half of the Long-Term Grants Awarded to Executive Officers in 2011)
Name	Performance Measure(s)	Value at Grant ($)	Performance Payout %	% Change in Stock Price (1)	Value at Payout ($)	Approx. % of Grant Value Realized
Stephenson		6,375,000			5,668,483
de la Vega	75% ROIC	2,175,000			1,933,967
			75%	19%		89%
Stankey	25% TSR	2,175,000			1,933,967
Watts		1,700,000			1,511,605
Stephens	See Note 2	775,000	87%	19%(3)	801,751	103%

1.	From the date of grant (January 27, 2011) through the date the distribution is approved (January 30, 2014).
2.	A portion ($380,000) of Mr. Stephens’ 2011-2013 grant was made prior to his being appointed an executive officer and 100% of these shares were subject to the ROIC metric. His total grant of $775,000 had an overall performance of 87%.
3.	Mr. Stephens’ executive officer grant was made on March 24, 2011 using the January 27, 2011 grant date stock price.

•	Restricted Stock Unit Payouts

Fifty percent (50%) of the restricted stock units that were granted to executive officers in 2010 vested in 2013 (or at the executive officer’s earlier retirement eligibility). These restricted stock units paid out in stock in January of 2013. The remaining units were paid out in stock in January of 2014.

Benefits

Benefits are an important tool to maintain the market competitiveness of our overall compensation package. AT&T provides personal benefits to its executive officers for three main reasons:

1.	To effectively compete for talent: The majority of companies against which AT&T competes for talent provide benefits to their executive officers. AT&T must have a program that is robust and competitive enough to attract and retain key talent.

2.	To support executive officers in meeting the needs of the business: We require the around-the-clock commitment and availability of our executive officers. Therefore, we provide benefits that allow the Company to have greater access to our executive officers. These benefits should not be measured solely in terms of any incremental financial cost, but rather the value they bring to the Company through maximized productivity and availability of our executive officers.

3.	To provide for the safety, security, and personal health of executives: Our executive officers are charged to care for the long-term health of the Company. In order to facilitate them doing so, we provide certain personal benefits to provide for their safety and personal health.

These benefits are outlined below. We continue to evaluate our benefits based on needs of the business and market practices/trends.

Deferral Opportunities

Tax-qualified 401(k) Plans

Our plans offer substantially all employees the opportunity to defer income and, at the same time, invest in AT&T stock. We match 80% of employee contributions, limited to the first 6% of compensation (only base salary is matched for officers).

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Compensation Discussion and Analysis

Nonqualified Plans

We provide mid-level and above managers the opportunity for tax-advantaged savings through nonqualified plans. We use our principal nonqualified deferral plan as a way to encourage our managers to invest in and hold AT&T stock on a tax-deferred basis.

•	Stock Purchase and Deferral Plan: This is our principal nonqualified deferral program. Under this plan, mid-level managers and above may annually elect to defer, through payroll deductions, up to 30% of their salary and annual bonus (officers, including the Named Executive Officers, may defer up to 95% of their short-term award, which is similar to, and paid in lieu of, the annual bonus paid to other management employees) to purchase AT&T deferred share units at fair market value on a tax-deferred basis. Participants receive a 20% match on their deferrals in the form of additional deferred share units. Participants also receive makeup matching deferred share units to replace the match that is not available in the 401(k) because of their participation in AT&T’s nonqualified deferral plans or because they exceeded the IRS compensation limits for 401(k) plans. Officers do not receive the make-up match on the contribution of their short-term awards. For salary deferrals prior to 2011 and bonus deferrals prior to 2012, in lieu of the 20% match, participants received two stock options for each share unit acquired. The stock options had an exercise price equal to the fair market value of the stock at grant.

•	Cash Deferral Plan: Through this plan, eligible managers may also defer cash compensation in the form of salaries and bonuses. The plan pays interest at the Moody’s Long-Term Corporate Bond Yield Average, reset annually, which is a common index used by companies for deferral plans. The SEC requires disclosure in the “Summary Compensation Table” of any earnings on deferred compensation that exceed an amount set by the SEC.

These plans are described more fully beginning on page 67.

Pension Benefits

We offer a tax-qualified group pension plan to substantially all employees. We also provide supplemental retirement benefits under nonqualified pension plans to a frozen group of officers, including our current executive officers. We believe these benefits act as retention tools. Additional information on these pension benefits may be found beginning on page 62, in the narrative following the “Pension Benefits” table.

Personal Benefits

We provide our executive officers with limited and market-based other personal benefits, including an automobile benefit, which is a common recruiting and retention tool; club memberships (we allow Company-owned memberships, but do not pay country club fees and dues for executive officers), which afford our executives the opportunity to conduct business in a more informal environment; home security for the safety and security of our executives; tax preparation, estate planning, and financial counseling, which allow our executives to focus more on business responsibilities; and executive disability benefits. The financial counseling benefit provides financial counselors to executives, which helps the Company by ensuring that our executives understand and comply with plan requirements. We also provide our executives communications, broadband/TV and related products and services, which are offered by AT&T at little or no incremental cost.

We permit our executives to use Company aircraft for personal reasons, which allows for the efficient use of their time and for them to privately conduct Company business at any time. However, beginning in 2013, the CEO is required to reimburse the incremental Company cost of personal usage. Other

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Compensation Discussion and Analysis

executive officers are also required to reimburse the incremental cost of their personal usage unless the CEO decides otherwise on a case-by-case basis. Reimbursements will not be made where prohibited by law. We also provide executive death benefits. More information on death benefits may be found on pages 66 and 67 in the narrative following the “Pension Benefits” table.

Officers promoted or hired after March 23, 2010, are eligible for an annual executive physical, subject to certain limits. We provide other officers, including our current executive officers with a supplemental health plan for which they pay a portion of the premiums. The plan acts in conjunction with the Company’s management health plan, a consumer-driven plan that encourages all employees to be cost-conscious consumers of health care services.

Certain of these benefits are also offered as post-retirement benefits to persons who meet age and service requirements. Additional information on these post-retirement benefits can be found on pages 65 and 66, in the narrative following the “Pension Benefits” table.

Equity Retention and Hedging Policy

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for all officers, as follows. We include vested shares held in Company benefit plans in determining attainment of these guidelines.

Level	Ownership Guideline
CEO	6X Base Salary
Executive Officers	Lesser of 3X Base Salary or 50,000 Shares
Other Officers	Lesser of 1X Base Salary or 25,000 Shares
All Officers	Have 5 years from assuming the position to achieve compliance

Holdings of the Named Executive Officers as of December 31, 2013, can be found in the “Common Stock Ownership” section on page 5.

Retention of Awards

Executive officers are required to hold 25% of the AT&T shares they receive (after taxes and exercise costs) from an incentive, equity, or option award granted to them after January 1, 2012, until one year after they leave the Company.

Hedging Policy

Executive officers are prohibited from hedging their AT&T stock and awards. The prohibition will continue to apply to stock issued from Company awards for one year after they leave the Company.

Limit on Deductibility of Certain Compensation

Federal income tax law prohibits publicly held companies, such as AT&T, from deducting certain compensation paid to a Named Executive Officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of AT&T and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not

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Compensation Discussion and Analysis

adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable short- and long-term compensation to be deductible, the Committee strives to make these awards under stockholder-approved incentive plans.

Similarly, gains on stock option exercises may be deductible if granted under a stockholder-approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation that are not tied to performance are not deductible to the extent they exceed the $1 million limit.

Clawback Policy

The Company intends, in appropriate circumstances, to seek restitution of any bonus, commission, or other compensation received by an employee as a result of such employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Employment Contracts and Change in Control Severance Plan

We have an employment contract with Mr. de la Vega. The material provisions of this contract are discussed on page 62.

Our executive officers are eligible to participate in the Change in Control Severance Plan, which is more fully described beginning on page 70. We believe this type of plan is necessary to ensure that participants receive certain double-trigger benefits in the event of a change in control of the Company, and to allow the participating officers to focus on their duties during an acquisition. The plan is not intended to replace other compensation elements.

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Executive Compensation Tables

Executive Compensation Tables

The table below contains information concerning the compensation provided to the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of AT&T (the Named Executive Officers). Compensation information is provided for the years each person in the table was a Named Executive Officer since 2011.

Summary Compensation Table
Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non- Equity Incentive Plan Compen- sation (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
R. Stephenson	2013	1,633,333	0	13,441,558	0	5,000,000	2,650,073	522,203	23,247,167
Chairman, CEO	2012	1,550,000	0	12,586,590	0	6,060,000	1,234,805	803,308	22,234,703
and President	2011	1,550,000	0	12,749,979	45,543	3,787,500	3,329,959	555,353	22,018,334
J. Stephens	2013	713,333	0	3,761,679	0	1,500,000	1,413,393	484,681	7,873,086
Sr. Exec. Vice	2012	675,000	0	3,277,459	2,769	1,650,000	3,156,095	307,415	9,068,738
Pres. and CFO	2011	614,167	0	1,561,534	79,131	681,250	1,498,090	171,523	4,605,695
R. de la Vega	2013	891,667	0	4,652,818	0	1,560,000	1,193,413	506,210	8,804,108
Pres. and CEO,	2012	872,500	0	4,417,625	1,246	1,974,000	4,488,817	172,141	11,926,329
AT&T Mobility	2011	854,167	0	4,350,023	39,438	1,600,000	2,925,527	129,387	9,898,542
J. Stankey	2013	891,667	0	4,652,818	0	1,695,000	183,187	239,898	7,662,580
Group Pres. and	2012	872,500	0	4,417,625	0	2,000,000	5,470,375	221,508	12,982,008
Chief Strategy	2011	857,500	0	4,350,023	3,610	1,600,000	4,445,904	202,922	11,459,959
Officer
W. Watts	2013	785,833	0	3,545,027	0	1,256,000	720,233	229,095	6,536,188
Sr. Exec. VP	2012	762,500	0	3,405,785	0	1,578,000	1,679,803	254,260	7,680,348
and Gen. Counsel	2011	745,000	0	3,400,017	7,672	1,020,000	3,125,160	207,524	8,505,373

1.	Each of the Named Executive Officers deferred portions of their 2013 salary and/or non-equity incentive awards into the Stock Purchase and Deferral Plan to make monthly purchases of Company stock in the form of stock units based on the price of the underlying AT&T stock as follows: Mr. Stephenson—$488,750, Mr. Stephens—$1,638,500, Mr. de la Vega—$1,749,250, Mr. Stankey—$53,450, and Mr. Watts—$117,719. Each unit that the employee purchases is paid out in the form of a share of AT&T stock at the time elected by the employee, along with certain matching shares. The value of the matching contributions is included under “All Other Compensation.” A description of the Stock Purchase and Deferral Plan may be found on page 68.
2.	Amounts in the Stock Awards column represent the grant date values of performance shares and restricted stock units granted in 2013. The grant date values were determined pursuant to FASB ASC Topic 718. Assumptions used for determining the value of the stock awards reported in these columns are set forth in the relevant AT&T Annual Report to Stockholders in Note 13 to Consolidated Financial Statements, “Share-Based Payments.” The grant date values of performance shares (which approximate the target awards) included in the table for 2013 were: Mr. Stephenson—$6,616,560, Mr. Stephens—$1,851,673, Mr. de la Vega—$2,290,333, Mr. Stankey—$2,290,333, and Mr. Watts—$1,745,027. The number of performance shares distributed at the end of the performance period is dependent upon the achievement of performance goals. Depending upon such achievement, the potential payouts run from 0% of the target number of performance shares to a maximum payout of 162.5% of the target number of performance shares. The value of the awards (performance shares and restricted stock) will be further affected by the price of AT&T stock at the time of distribution.
3.	Options granted in 2011 and 2012 were issued under the Stock Purchase and Deferral Plan. There were no options granted in 2013 and options are not currently offered under the plan. The plan is described on page 68. The weighted-average fair value of each option granted during the years ended December 31, 2012 and 2011 was $1.17 and $1.57, with a weighted-average exercise price of $29.87 and $28.90, respectively The fair value for these options, for the indicated years ended, was estimated at the date of grant based on the expected life of the option and historical exercise experience, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2012	2011
Risk-free interest rate	1.37%	2.91%
Dividend yield	5.89%	5.96%
Expected volatility factor	15.04%	14.74%
Expected option life in years	7.0	7.0

4.

Under this column, we report earnings on deferrals of salary and incentive awards to the extent the earnings exceed a market rate specified by SEC rules. For the Named Executive Officers, these amounts are as follows for 2013:

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Mr. Stephenson—$129,498, Mr. Stephens—$0, Mr. de la Vega—$222,674, Mr. Stankey—$4,613, and Mr. Watts—$3,167. All other amounts reported under this heading represent an increase in pension actuarial value during the reporting period.
5.	This column includes personal benefits, Company-paid life insurance premiums, and Company matching contributions to deferral plans for 2013. AT&T does not provide tax reimbursements to executive officers for these benefits. In valuing personal benefits, AT&T uses the incremental cost to the Company of the benefit. To determine the incremental cost of aircraft usage, we multiply the number of hours of personal flight usage (including “deadhead” flights) by the hourly cost of fuel (Company average) and the hourly cost of maintenance (where such cost is based on hours of use), and we add per flight fees such as landing, ramp and hangar fees, catering, and crew travel costs. Beginning with travel in 2013, Mr. Stephenson reimburses the Company for the incremental cost of any personal use of Company aircraft.

The aggregate incremental cost of personal benefits in 2013 provided to the Named Executive Officers was: Mr. Stephenson—$124,780, Mr. Stephens—$52,259, Mr. de la Vega—$62,602, Mr. Stankey—$104,152, and Mr. Watts—$55,718. Included in the above personal benefits amounts are (1) financial counseling, including tax preparation and estate planning: Mr. Stephenson—$24,000, Mr. Stephens—$11,500, Mr. de la Vega—$14,000, Mr. Stankey—$24,000, and Mr. Watts—$14,000; (2) auto benefits: Mr. Stephenson—$27,194, Mr. Stephens—$16,861, Mr. de la Vega—$16,290, Mr. Stankey—$17,019, and Mr. Watts—$21,254; (3) personal use of Company aircraft: Messrs. Stephenson, Stephens, and Watts—$0 each, Mr. de la Vega—$6,718, and Mr. Stankey—$35,814; (4) supplemental health insurance premiums: Messrs. Stephenson and de la Vega—$15,528 each, and Messrs. Stephens, Stankey, and Watts—$14,808 each; (5) club memberships: Mr. Stephenson—$2,776, Messrs. Stephens and de la Vega—$0 each, and Messrs. Stankey and Watts—$2,533 each; (6) communications: Mr. Stephenson—$20,960, Mr. Stephens—$2,236, Mr. de la Vega—$3,378, Mr. Stankey—$2,942, and Mr. Watts—$1,725; and (7) home security: Mr. Stephenson—$27,025, Mr. Stephens—$4,484, Mr. de la Vega—$5,767, Mr. Stankey—$6,486, and Mr. Watts—$998. Also included in the aggregate incremental cost of personal benefits is the value of sports and/or entertainment event tickets provided to the Named Executive Officers.

Company-paid premiums on supplemental life insurance in 2013 were: Mr. Stephenson—$221,521, Mr. Stephens—$80,562, Mr. de la Vega—$18,398, Mr. Stankey—$82,296, and Mr. Watts—$112,382.

The Company provides a matching contribution in the 401(k) plan and certain “makeup” matching contributions in the Stock Purchase and Deferral Plan, discussed in detail on page 68. Total matching contributions in 2013 were: Mr. Stephenson—$175,902, Mr. Stephens—$351,860, Mr. de la Vega—$425,210, Mr. Stankey—$53,450, and Mr. Watts—$60,995.

Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephenson	1/31/2013	0	5,300,000	10,600,000	98,089	196,177	318,788	196,177			13,441,558
Stephens	1/31/2013	0	1,500,000	3,000,000	27,451	54,901	89,214	54,901			3,761,679
de la Vega	1/31/2013	0	1,695,000	3,390,000	33,954	67,907	110,349	67,907			4,652,818
Stankey	1/31/2013	0	1,695,000	3,390,000	33,954	67,907	110,349	67,907			4,652,818
Watts	1/31/2013	0	1,365,000	2,730,000	25,870	51,739	84,076	51,739			3,545,027

1.	Under these awards (discussed beginning on page 46), the Committee establishes a target award together with a maximum award equaling 200% of the target award. If the performance condition is met, the Committee reviews the overall performance of the Company (including the three key measures), business unit results, and the individual performance of each officer to determine the appropriate payouts, not to exceed the maximum award. If the performance condition is not met, no award may be paid.
2.	Represents performance share awards discussed beginning on page 50.
3.	Represents restricted stock unit grants discussed on page 52. The 2013 units vest and distribute in January 2017. Additionally, units vest upon an employee becoming retirement eligible, but do not distribute until the established distribution date. Messrs. Stephenson, de la Vega, Stankey and Watts were retirement eligible as of the grant date. Mr. Stephens is not retirement eligible.

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Outstanding Equity Awards at December 31, 2013
	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2,3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2,3) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) ($)
Stephenson	16,085	—	23.9200	1/30/15
	89,320	—	24.0100	6/15/15
	19,405	—	28.3200	2/15/16
	105,081	—	27.7300	6/15/16
	15,102	—	37.2300	2/15/17
	98,764	—	40.2800	6/15/17
	14,720	—	37.8800	2/15/18
	230,102	—	36.1700	6/16/18
	30,472	—	23.2200	2/17/19
	14,627	—	24.6300	6/15/19
	20,664	—	25.3200	2/16/20
	379,336	—	25.5400	6/15/20
	29,345	—	28.2400	2/15/21
2012-2014 Perf. Sh.					—	—	270,586	9,513,804
2013-2015 Perf. Sh.					—	—	245,221	8,621,970
Stephens	17,378	—	24.0100	6/15/15
	5,342	—	28.3200	2/15/16
	17,656	—	27.7300	6/15/16
	4,026	—	37.2300	2/15/17
	14,589	—	40.2800	6/15/17
	3,348	—	37.8800	2/15/18
	16,241	—	36.1700	6/16/18
	6,656	—	23.2200	2/17/19
	16,973	—	24.6300	6/15/19
	8,454	—	25.3200	2/16/20
	38,069	—	25.5400	6/15/20
	9,730	—	28.2400	2/15/21
	39,919	—	30.3500	6/15/21
	2,373	—	29.8700	2/15/22
2012-2014 Perf. Sh.					—	—	70,459	2,477,338
2013-2015 Perf. Sh.					—	—	68,626	2,412,890
2010 Restricted Stock Units					7,439	261,555	—	—
2011 Restricted Stock Units					13,509	474,976	—	—
2011 Restricted Stock Units					14,042	493,717	—	—
2012 Restricted Stock Units					56,367	1,981,864	—	—
2013 Restricted Stock Units					54,901	1,930,319	—	—

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Outstanding Equity Awards at December 31, 2013
	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2,3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2,3) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) ($)
de la Vega	12,397	—	24.6300	6/15/19
	6,251	—	25.3200	2/16/20
	22,160	—	25.5400	6/15/20
	6,838	—	28.2400	2/15/21
	17,971	—	30.3500	6/15/21
	1,068	—	29.8700	2/15/22
2012-2014 Perf. Sh.					—	—	94,970	3,339,145
2013-2015 Perf. Sh.					—	—	84,884	2,984,521
Stankey	4,168	—	23.9200	1/30/15
	1,059	—	24.0100	6/15/15
	1,661	—	28.3200	2/15/16
	934	—	27.7300	6/15/16
	1,337	—	37.2300	2/15/17
	794	—	40.2800	6/15/17
	1,234	—	37.8800	2/15/18
	1,073	—	36.1700	6/16/18
	2,073	—	23.2200	2/17/19
	1,675	—	24.6300	6/15/19
	2,366	—	25.3200	2/16/20
	1,658	—	25.5400	6/15/20
	2,326	—	28.2400	2/15/21
2012-2014 Perf. Sh.					—	—	94,970	3,339,145
2013-2015 Perf. Sh.					—	—	84,884	2,984,521
2009 Restricted Stock					153,198	5,386,442	—	—
Watts	1,281	—	28.3200	2/15/16
	564	—	27.7300	6/15/16
	774	—	37.2300	2/15/17
	470	—	40.2800	6/15/17
	1,010	—	37.8800	2/15/18
	803	—	36.1700	6/16/18
	1,597	—	23.2200	2/17/19
	3,228	—	24.6300	6/15/19
	4,561	—	25.3200	2/16/20
	3,366	—	25.5400	6/15/20
	4,943	—	28.2400	2/15/21
2012-2014 Perf. Sh.					—	—	73,218	2,574,345
2013-2015 Perf. Sh.					—	—	64,674	2,273,938

1.	Stock options were granted based upon the amount of stock purchased by mid-level and above managers under the Stock Purchase and Deferral Plan and its predecessor plan, which has substantially the same terms, described in the narrative following the “Nonqualified Deferred Compensation” table. Stock options are not currently offered under the plan. Options vested at issuance but were not exercisable until the earlier of the first anniversary of the grant or the termination of employment of the option holder. Options expire ten years after the grant date; however, option terms may be shortened due to termination of employment of the holder.
2.	Mr. Stankey’s 2009 restricted stock grant vests in 2014.
3.	Restricted Stock Units shown in the table vest four years after grant or upon the recipient becoming retirement eligible. If the units vest because of retirement eligibility, they may not be distributed until the scheduled vesting date. The Named Executive Officers become retirement eligible when they either (1) reach age 55 and have at least five years of service or (2) satisfy the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. Each of the Named Executive Officers, except for Mr. Stephens, was retirement eligible as of December 31, 2013. Mr. Stephens becomes retirement eligible in 2014. The 2013 RSU grants to the retirement eligible Named Executive Officers are included in the “Option Exercises and Stock Vested” table below.

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4.	Performance shares are paid after the end of the performance period shown for each award. The actual number of shares paid out is dependent upon the achievement of the related performance objectives and approval of the Human Resources Committee. In this column, we report the number of outstanding performance shares and their theoretical value based on the price of AT&T stock on December 31, 2013. In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2013 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts. The performance measure for 75% of the shares in each grant is Return on Invested Capital (ROIC), and for the remaining 25%, the performance measure is Total Stockholder Return (TSR). As of the end of 2013, the ROIC achievement was above target level for both of the outstanding grants and the TSR achievement was at the threshold level for the 2012 grant and below the threshold level for the 2013 grant. This required the ROIC portion of these grants to be reported at their maximum award values and the TSR portion of these grants to be reported at their threshold award values.

Option Exercises and Stock Vested During 2013
	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephenson	0	0	366,147	12,493,481
Stephens	22,208	264,169	31,481	1,055,678
de la Vega	82,976	1,494,108	125,887	4,296,452
Stankey	9,432	123,512	125,897	4,296,452
Watts	9,843	100,947	97,065	3,311,605

1.	Included in the above amounts are restricted stock unit grants that vested in 2013 but are not yet distributable. These units vest at the earlier of the scheduled vesting date (January 2017) or upon the employee becoming retirement eligible. If the units vest because of retirement eligibility, they will still not be distributed until the scheduled vesting date. Restricted stock units that vested in 2013 but will not be distributed until 2017 are as follows: Mr. Stephenson—196,177, Mr. de la Vega—67,907, Mr. Stankey—67,907 and Mr. Watts—51,739. Mr. Stephens was not retirement eligible as of December 31, 2013 and did not vest in the restricted stock units granted in 2013.

Pension Benefits (Estimated for December 31, 2013)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Stephenson	Pension Benefit Plan—Nonbargained Program	31	1,229,232	0
	Pension Benefit Make Up Plan	15	7,806	0
	SRIP	22	2,313,951	0
	SERP	30	41,713,940	0
Stephens	Pension Benefit Plan—Nonbargained Program	21	997,327	0
	Pension Benefit Make Up Plan	8	44,008	0
	SRIP	12	282,798	0
	SERP	21	7,859,975	0
de la Vega (2)	Pension Benefit Plan—Mobility Program	10	138,302	0
	BellSouth SERP	36	17,636,553	0
	SERP	39	6,409,557	0
Stankey	Pension Benefit Plan—Nonbargained Program	28	1,031,580	0
	SRIP	19	387,159	0
	SERP	28	20,289,903	0
Watts	Pension Benefit Plan—Nonbargained Program	30	1,326,444	0
	Pension Benefit Make Up Plan	15	199,509	0
	SRIP	21	1,083,704	0
	SERP	30	13,202,908	0

1.

Pension benefits reflected in the above table were determined using the methodology and material assumptions set forth in the 2013 AT&T Annual Report to Stockholders in Note 12 to Consolidated Financial Statements, “Pension and

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Postretirement Benefits,” except that, as required by SEC regulations, the assumed retirement age is the specified normal retirement age in the plan unless the plan provides a younger age at which benefits may be received without a discount based on age, in which case the younger age is used. For the Nonbargained Program under the Pension Benefit Plan and the Pension Benefit Make Up Plan, the assumed retirement age is the date a participant is at least age 55 and meets the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. For the Mobility Program under the Pension Benefit Plan, the assumed retirement age for the cash balance formula is age 65. For the AT&T SRIP/SERP, the assumed retirement age is the earlier of the date the participant reaches age 60 or has 30 years of service (the age at which an employee may retire without discounts for age). For the BellSouth SERP, the assumed retirement age is the date the participant reaches age 62. If a participant has already surpassed the earlier of these dates, then the assumed retirement age used for purposes of this table is determined as of December 31, 2013.

For each of the Named Executive Officers, SRIP/SERP benefits in the table have been reduced for benefits available under the qualified plans and by a specified amount that approximates benefits available under other nonqualified plans included in the table.
2.	Mr. de la Vega took a total distribution of his qualified benefit in the Southeast Program of the Pension Benefit Plan (formerly known as the BellSouth Personal Retirement Account) when he transferred to AT&T Mobility in 2003 (then known as Cingular) and began accruing benefits under what is now the Mobility Program. The benefit received under the Southeast Program and amounts in the Mobility Program offset amounts accrued under his BellSouth SERP benefit. Mr. de la Vega continued to earn benefits under the BellSouth SERP until March 1, 2011, when he became vested in the AT&T SERP. The AT&T SERP provides him with a nonqualified benefit equal to the greater of the AT&T SERP formula or the BellSouth SERP formula (excluding pay and service credits after March 1, 2011). His benefits under the AT&T SERP will be reduced for benefits available under the qualified pensions and by a specified amount that approximates benefits available under the BellSouth SERP.

Employment Contracts

There are no employment agreements with any of the Named Executive Officers, except for the following:

Rafael de la Vega

Mr. de la Vega has an employment contract that provides for his continued participation in the BellSouth Corporation Supplemental Executive Retirement Plan (BellSouth SERP) while he is employed by AT&T Mobility (formerly Cingular) and provides for certain benefits in the event of his termination of employment with AT&T Mobility. In connection with his transfer from BellSouth to what was then Cingular in 2003, BellSouth agreed to maintain Mr. de la Vega in the BellSouth SERP (described on page 65) while Mr. de la Vega was employed by Cingular. In addition, if Mr. de la Vega was terminated from Cingular for any reason, BellSouth agreed to hire him back. If BellSouth failed to rehire Mr. de la Vega in a comparable position, or in the event Mr. de la Vega died or terminated employment because of disability before returning to BellSouth, Mr. de la Vega or his beneficiary, as applicable, would receive a lump sum payment equal to two times his salary and target bonus. See discussion on page 65 regarding his accrual of future benefits in the AT&T SERP.

Qualified Pension Plan

We offer post-retirement benefits, in various forms, to nearly all our managers. The AT&T Pension Benefit Plan, a “qualified pension plan” under the Internal Revenue Code, covers nearly all of our employees and each of the Named Executive Officers. The applicable benefit accrual formula depends on the subsidiaries that have employed the participant.

Nonbargained Program

Each of the Named Executive Officers, except for Mr. de la Vega, is covered by the Nonbargained Program. Participants receive the greater of the benefit determined under the Career Average Minimum (CAM) formula or the cash balance formula, each of which is described below.

CAM Formula

The CAM formula applicable to the Named Executive Officers (other than Mr. de la Vega) covers AT&T managers other than persons that were employed by AT&T Corp., BellSouth, or AT&T Mobility (and their respective subsidiaries) prior to our respective acquisitions of those companies. This formula provides

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an annual benefit equal to 1.6% of the participant’s average pension-eligible compensation (generally, base pay, commissions, and annual bonuses, but not officer bonuses paid to individuals promoted to officer level before January 1, 2009) for the five years ended December 31, 1999, multiplied by the number of years of service through the end of the December 31, 1999, averaging period, plus 1.6% of the participant’s pension-eligible compensation thereafter. Employees who meet the “modified rule of 75” and are at least age 55 are eligible to retire without age or service discounts. The “modified rule of 75” establishes retirement eligibility when certain combinations of age and service total at least 75.

Cash Balance Formula

The cash balance formula was frozen, except for interest credits, on January 14, 2005. The cash balance formula provided an accrual equal to 5% of pension-eligible compensation plus monthly interest credits on the participant’s cash balance account. The interest rate is reset quarterly and is equal to the published average annual yield for the 30-year Treasury Bond as of the middle month of the preceding quarter.

The plan permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity. For individuals hired on or after January 1, 2007 (January 1, 2006, for AT&T Mobility and its respective subsidiaries prior to our acquisition of those companies), the qualified pension benefits described above have been replaced by an age-graded cash balance formula. To the extent the Internal Revenue Code places limits on the amounts that may be earned under a qualified pension plan, these amounts are paid under the nonqualified Pension Benefit Make Up Plan but only for periods prior to the person becoming a participant in the SRIP/SERP below, if applicable. The Pension Benefit Make Up Plan benefit is paid in the form of a 10-year annuity or in a lump sum if the present value of the annuity is less than $50,000.

Mobility Program

Mr. de la Vega is covered by the Mobility Program, which is part of the tax-qualified AT&T Pension Benefit Plan. This program covers employees of AT&T Mobility that were hired prior to 2006. The Mobility Program is the qualified pension plan previously offered by AT&T Mobility that was merged into the AT&T Pension Benefit Plan. Participants in the Mobility Program are generally entitled to receive a cash balance benefit equal to the monthly basic benefit credits of 5% of the participant’s pension-eligible compensation (generally, base pay, commissions, and group incentive awards, but not individual awards) plus monthly interest credits on the participant’s cash balance account. The interest rate for cash balance credits is reset quarterly and is equal to the published average annual yield for the 30-year Treasury Bond as of the middle month of the preceding quarter. The plan permits participants to take the benefit in various actuarially equivalent forms, including an annuity or a lump sum calculated as the present value of the annuity.

Nonqualified Pension Plans

Employees are limited by tax law in the amount of benefit they may receive under a qualified pension plan. We offer our executive officers and other officers (who became officers prior to 2005) supplemental retirement benefits under the Supplemental Retirement Income Plan (SRIP) and, for those serving as officers between 2005-2008, its successor, the 2005 Supplemental Employee Retirement Plan (SERP), as additional retention tools. As a result of changes in the tax laws, beginning December 31, 2004, participants ceased accruing benefits under the SRIP, the original supplemental plan. After December 31, 2004, benefits are earned under the SERP. Participants make separate distribution elections (annuity or lump sum) for benefits earned and vested before 2005 (under the SRIP) and for benefits accrued during and after 2005 (under the SERP). Elections for the portion of the pension that accrued in and after 2005, however, must have been made when the officer first participates in the SERP. Vesting in the SERP requires five years of service (including four years of

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participation in the SERP). Each of the Named Executive Officers is vested in the SERP. Regardless of the payment form, no benefits under the SERP are payable until six months after termination of employment. An officer’s benefits under these nonqualified pension plans are reduced by: (1) benefits due under qualified AT&T pension plans and (2) a specific amount that approximates the value of the officer’s benefit under other nonqualified pension plans, determined generally as of December 31, 2008. These supplemental benefits are neither funded by nor are a part of the qualified pension plan.

Each of the Named Executive Officers is eligible to receive these benefits. However, the Human Resources Committee has determined to no longer allow new officers to participate in these supplemental retirement benefits, but may do so if it deems it necessary to attract or retain key talent or for other appropriate business reasons.

Calculation of Benefit

Under the SRIP/SERP, the target annual retirement benefit is stated as a percentage of a participant’s annual salary and annual incentive bonus averaged over a specified period described below. The percentage is increased by 0.715% for each year of actual service in excess of, or decreased by 1.43% (0.715% for mid-career hires) for each year of actual service below, 30 years of service. In the event the participant retires before reaching age 60, a discount of 0.5% for each month remaining until the participant attains age 60 is applied to reduce the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. Of the Named Executive Officers currently employed by the Company, only Messrs. Stephenson, de la Vega, and Watts are eligible to retire without either an age or service discount under this plan. These benefits are also reduced by any amounts participants receive under a qualified pension plan and by a frozen, specific amount that approximates the amount they receive under our other nonqualified pension plans, calculated as if the benefits under these plans were paid in the form of an immediate annuity for life.

For all but Mr. Stephenson (see below), the salary and bonus used to determine their SRIP/SERP amount is the average of the participant’s salary and actual annual incentive bonuses earned during the 36-consecutive-month period that results in the highest average earnings that occurs during the 120 months preceding retirement. In some cases, the Human Resources Committee may require the use of the target bonus, or a portion of the actual or target bonus, if it believes the actual bonus is not appropriate. The target annual retirement percentage for the Chief Executive Officer is 60%, and for other Named Executive Officers the target percentage ranges from 50% to 60%. Beginning in 2006, the target percentage was limited to 50% for all new participants (see note above on limiting new participants after 2008). If a benefit payment under the plan is delayed by the Company to comply with Federal tax rules, the delayed amounts will earn interest at the rate the Company uses to accrue the present value of the liability, and the interest will be included in the appropriate column(s) in the “Pension Benefits” table.

Forms of Payment

Annuity

Participants may receive benefits as an annuity payable for the greater of the life of the participant or ten years. If the participant dies within ten years after leaving the Company, then payments for the balance of the ten years will be paid to the participant’s beneficiary. Alternatively, the participant may elect to have the annuity payable for life with 100% or 50% payable upon his or her death to his or her beneficiary for the beneficiary’s life. The amounts paid under each alternative (and the lump sum alternative described below) are actuarially equivalent. As noted above, separate distribution elections are made for pre-2005 benefits and 2005 and later benefits.

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Lump Sum

Participants may elect that upon retirement at age 55 or later to receive the actuarially determined net present value of the benefit as a lump sum, rather than in the form of an annuity. To determine the net present value, we use the discount rate used for determining the projected benefit obligation at December 31 of the second calendar year prior to the year of retirement. Participants may also elect to take all or part of the net present value over a fixed period of years elected by the participant, not to exceed 20 years, earning interest at the same discount rate. A participant is not permitted to receive more than 30% of the net present value of the benefit before the third anniversary of the termination of employment, unless he or she is at least 60 years old at termination, in which case the participant may receive 100% of the net present value of the benefit as early as six months after the termination of employment. Eligible participants electing to receive more than 30% of the net present value of the benefit within 36 months of their termination must enter into a written noncompetition agreement with us and agree to forfeit and repay the lump sum if they breach that agreement.

Randall Stephenson’s Benefit

Mr. Stephenson’s SERP benefit was modified in 2010. For purposes of calculating his SERP benefit, the Company froze his compensation as of June 30, 2010. He stopped accruing age and service credits as of December 31, 2012, at which time his benefit was determined as a lump sum amount, which thereafter earns interest. The discount rate for calculating the lump sum as well as the interest crediting rate is 5.8%.

Rafael de la Vega’s Benefit

Mr. de la Vega vested in the AT&T SERP on March 1, 2011. At that time, benefits to be paid from the BellSouth SERP were frozen. The AT&T SERP benefit will be reduced by a specified amount that approximates his BellSouth SERP benefit. The AT&T SERP provides a nonqualified pension benefit equal to the greater of (1) the AT&T SERP formula applicable to other plan participants, or (2) the amount he would have received under the BellSouth SERP (excluding pay and service credits after March 1, 2011). Mr. de la Vega’s benefit is no longer subject to age or service discounts under either plan. The BellSouth SERP provides an annual benefit equal to a percentage of eligible earnings under the BellSouth SERP, which earnings are determined by taking Mr. de la Vega’s annual average of the sum of his salary and bonuses paid during the 60-month period ending February 28, 2011. The applicable percentage is 2% for each year of service for the first 20 years of service, 1.5% for each of the next ten years, and 1% for each additional year of service. Mr. de la Vega’s BellSouth SERP benefit is reduced by his qualified pension benefits and primary Social Security benefits. Participants elect to receive benefits as an actuarially determined lump sum, life annuity or ten-year certain form of payment. For purposes of determining BellSouth SERP benefits, Mr. de la Vega’s service calculation will include his service with AT&T Mobility (as provided by his contract), where he currently is employed, as well as his service with BellSouth Corporation. In addition, under the BellSouth SERP, in the event of the death of a participant, the spouse would receive the same BellSouth SERP benefit the participant would have received had he survived and terminated employment on the date of death. The BellSouth SERP also provides a lump sum death benefit payable to the participant’s beneficiaries equal to his annual base pay rate as of December 31, 2005, plus two times his standard target bonus as of December 31, 2005. Mr. de la Vega’s death benefit will be paid in the amount of $1.86 million.

Other Post-Retirement Benefits

Named Executive Officers who retire after age 55 with at least five years of service or who are retirement-eligible under the “modified rule of 75” continue to receive the benefits shown in the following table after retirement, except that only Mr. Stephenson is entitled to receive supplemental

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health benefits after retirement. Benefits that are available generally to managers are omitted. All other Named Executive Officers, except Mr. Stephens, are currently retirement eligible.

Financial counseling benefits will be made available to the executive officers for 36 months following retirement. We do not reimburse taxes on personal benefits for executive officers, other than certain non-deductible relocation costs, which along with the tax reimbursement, we make available to nearly all management employees. The supplemental health benefit is in addition to the group health plan and is provided to Mr. Stephenson for life based on eligibility provisions that existed before he became CEO. During their employment, officers are subject to an annual deductible on health benefits, co-insurance, and a portion of the premium. Officers who are eligible to receive the benefit in retirement have no annual deductible or co-insurance, but they must pay larger premiums. In addition, we also provide communications, broadband/TV and related services and products; however, to the extent the service is provided by AT&T, it is typically provided at little or no incremental cost. These benefits are subject to amendment.

Other Post-Retirement Benefits
Personal Benefit	Estimated Amount (valued at our incremental cost)
Financial counseling	Maximum of $14,000 per year for 36 months
Financial counseling provided in connection with retirement	Up to $20,000 total
Estate planning	Up to $10,000 per year for 36 months
Communication benefits	Average of $2,400 annually
Supplemental health insurance premiums (Mr. Stephenson only)	Approximately $6,660 annually, which is in addition to required contributions from the employee

In the event of the officer’s termination of employment due to death, the officer’s unvested restricted stock units and restricted stock, if any, will vest, and outstanding performance shares will pay out at 100% of target. As a result, if a Named Executive Officer had died at the end of 2013, the amounts of performance shares, restricted stock units, and/or restricted stock, as applicable, that would have vested and been distributed are: Mr. Stephenson—$14,508,633, Mr. Stephens—$9,054,614, Mr. de la Vega—$5,058,926, Mr. Stankey—$10,445,368, and Mr. Watts—$3,878,605.

In the event of termination of employment due to disability, unvested restricted stock units and restricted stock, if any, will vest; however, the restricted stock units will not pay out until their scheduled vesting times. As a result, if such an event had occurred to a Named Executive Officer at the end of 2013, the following amounts of restricted stock units or restricted stock would have vested: Mr. Stephenson—$0, Mr. Stephens—$5,142,431, Mr. de la Vega—$0, Mr. Stankey—$5,386,442, and Mr. Watts—$0. Conversely, performance shares will not be accelerated in the event of a termination due to disability but will be paid solely based on the achievement of the pre-determined performance goals.

We pay recoverable premiums on split-dollar life insurance that provides a specified death benefit to beneficiaries of each Named Executive Officer. The benefit is equal to one times salary during his or her employment, except for the Chief Executive Officer who receives two times salary. After retirement, for officers who first participated after 1997, the death benefit remains one times salary until he or she reaches age 66; the benefit is then reduced by 10% each year until age 70, when the benefit becomes one-half of his or her final salary. For officers who participated in 1997, including Messrs. Stephenson and Stephens, the post-retirement death benefit is one times salary. In addition, managers who were officers in 1997 are entitled to additional one times salary death benefit while employed and during retirement.

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In addition to the foregoing, Mr. Stephenson, Mr. Stephens, Mr. Stankey, and Mr. Watts purchase optional additional split-dollar life insurance coverage equal to two times salary, which is subsidized by the Company. If the policies are not fully funded upon the retirement of the officer, we continue to pay our portion of the premiums until they are fully funded.

Basic death benefits payable to Mr. de la Vega under the AT&T plan are reduced by $900,000, which represents the sum of death benefits provided by (1) a BellSouth policy with a face amount of $400,000 that was transferred to Mr. de la Vega in 2007, and (2) two BellSouth policies with a combined face amount of $500,000 owned by Mr. de la Vega. Under the latter policies, the Company and Mr. de la Vega share the payment of premiums (the final payments were made in 2013), and the policies provide either a death benefit to Mr. de la Vega’s beneficiary(ies) or an accumulated cash value available to Mr. de la Vega. The Company does not recover any of its premium payments under Mr. de la Vega’s policies. Currently, the $900,000 of coverage from BellSouth policies completely offsets any basic death benefit provided by the AT&T plan.

We also provide death benefits in connection with Mr. de la Vega’s BellSouth SERP (described on page 65) and Mr. Watts’ Senior Management Deferred Compensation Plan of 1988 (described on page 69).

Nonqualified Deferred Compensation
Name	Plan (1)	Executive Contributions in Last FY (2) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (2)(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Stephenson	Stock Purchase and Deferral Plan	488,750	163,710	577,774	690,869	6,431,606
	Cash Deferral Plan	5,757,000	-	350,046	-	9,622,771
Stephens	Stock Purchase and Deferral Plan	1,781,000	339,620	174,441	1,269,592	2,452,383
de la Vega	Stock Purchase and Deferral Plan	2,142,550	416,658	224,163	-	4,697,941
	Cash Deferral Plan	445,417	-	164,158	-	4,337,751
	BellSouth Nonqualified Deferred Income Plan	-	-	49,475	33,685	368,200
	AT&T Mobility Cash Deferral Plan	-	-	27,731	-	705,738
	AT&T Mobility 2005 Cash Deferral Plan	-	-	358,790	-	9,131,150
Stankey	Stock Purchase and Deferral Plan	53,450	41,210	162,510	116,505	1,811,313
	Cash Deferral Plan	-	-	12,455	-	312,368
Watts	Stock Purchase and Deferral Plan	117,719	48,974	92,282	-	1,194,638
	Cash Deferral Plan	-	-	5,223	-	130,967
	Sr. Mgmt Deferred Comp. Plan of 1988 (4-Yr Units)	-	-	3,431	-	87,310

1.	Amounts attributed to the Stock Purchase and Deferral Plan or to the Cash Deferral Plan also include amounts from their predecessor plans. No further contributions are permitted under the predecessor plans.
2.

Of the amounts reported in the contributions and earnings columns and also included in the aggregate balance column in the table above, the following amounts are reported as compensation for 2013 in the “Summary Compensation Table”: Mr. Stephenson—$781,958, Mr. Stephens—$553,120, Mr. de la Vega—$1,351,999, Mr. Stankey—$99,273, and Mr. Watts—$169,860. Of the amounts reported in the aggregate balance column, the following aggregate amounts were previously

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reported in the “Summary Compensation Table” for 2012 and 2011, combined: Mr. Stephenson—$8,800,584, Mr. Stephens—$1,567,500, Mr. de la Vega—$4,062,351, Mr. Stankey—$186,790, and Mr. Watts—$321,552.
3.	Aggregate Earnings include interest, dividend equivalents, and stock price appreciation/depreciation. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” includes only the interest that exceeds the SEC market rate, as shown in footnote 4 to the “Summary Compensation Table”.

Stock Purchase and Deferral Plan (SPDP)

Under the SPDP and its predecessor plan, mid-level managers and above may annually elect to defer up to 30% of their salary and annual bonus. Officers, including the Named Executive Officers, may defer up to 95% of their short-term award, which is similar to, and paid in lieu of, the annual bonus paid to other management employees. In addition, the Human Resources Committee may approve other contributions to the plan. These contributions are made through payroll deductions and are used to purchase AT&T deferred share units (each representing the right to receive a share of AT&T stock) at fair market value on a tax-deferred basis. Participants receive a 20% match in the form of additional deferred share units; however, with respect to short-term awards, officer level participants receive the 20% match only on the purchase of deferred share units that represent no more than their target awards. In addition, the Company provides “makeup” matching contributions in the form of additional deferred share units in order to generally offset the loss of match in the 401(k) plan caused by participation in the SPDP and the CDP, and to provide match on compensation that exceeds Federal compensation limits for 401(k) plans. The makeup match is an 80% match on contributions from the first 6% of salary and bonus (the same rate as used in the Company’s principal 401(k) plan), reduced by the amount of matching contributions the employee is eligible to receive (regardless of actual participation) in the Company’s 401(k) plan. Officer level employees do not receive a makeup match on the contribution of their short-term awards. Deferrals are distributed in AT&T stock at times elected by the participant. For salary deferrals prior to 2011 and bonus deferrals prior to 2012, in lieu of the 20% match, participants received two stock options for each deferred share unit acquired. Each stock option had an exercise price equal to the fair market value of the stock on the date of grant.

Cash Deferral Plan (CDP)

Managers who defer at least 6% of salary in the SPDP may also defer up to 50% (25% in the case of mid-level managers) of salary into the CDP. Similarly, managers that defer 6% of bonuses in the SPDP may also defer bonuses in the CDP, subject to the same deferral limits as for salary; however officer level managers may defer up to 95% of their short-term award into the CDP without a corresponding SPDP deferral. In addition, the Human Resources Committee may approve other contributions to the plan. We pay interest at the Moody’s Long-Term Corporate Bond Yield Average for the preceding September (the Moody’s rate), a common index used by companies. Pursuant to the rules of the SEC, we include in the “Summary Compensation Table” under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” any earnings on deferred compensation that exceed a rate determined in accordance with SEC rules. Deferrals are distributed at times elected by the participant. Similarly, under its predecessor plan, managers could defer salary and incentive compensation to be paid at times selected by the participant. No deferrals were permitted under the prior plan after 2004. Account balances in the prior plan are credited with interest at a rate determined annually by the Company, which will be no less than the prior September Moody’s rate.

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Nonqualified Deferred Compensation Plans

Certain of the Named Executive Officers also participated in deferred compensation plans that are now closed to additional contributions and are described below.

AT&T Mobility Cash Deferral Plan

Mr. de la Vega has a balance in the AT&T Mobility Cash Deferral Plan, a nonqualified, executive deferred compensation plan. The plan permitted officers and senior managers to defer between 6% and 50% of their base pay and between 6% and 75% of their annual bonus and long-term compensation awards into the plan. The Company provided a match equal to 80% of 6% of the salary and annual bonus deferred by the participant. The plan also provided an additional match when a participant’s salary and annual bonus exceeded Internal Revenue Code qualified plan limits. Benefits under the plan are unfunded. Account balances earn an interest rate of return based on the Moody’s rate for the prior September. This rate is reset each year. Distributions occur according to employee elections. AT&T Mobility adopted a successor plan, known as the AT&T Mobility 2005 Cash Deferral Plan, having substantially the same terms as the original plan except with respect to the timing of deferral and distribution elections. No new deferrals were permitted after 2008.

BellSouth Nonqualified Deferred Income Plan

Mr. de la Vega also made contributions from his BellSouth compensation to this nonqualified deferred compensation plan. Under Schedule A of the plan, senior managers were permitted to make up to two annual deferrals of up to 25% of their salary and bonus. Beginning with the 7th year after the deferral, the plan returned the original deferral to the participant in one to three annual installments, depending on the year of the deferral. Mr. de la Vega’s deferrals under Schedule A receive fixed rates of 17.0% and 17.5% for his 1991 and 1993 deferrals, respectively. The balance is paid in 15 annual installments beginning at age 65. Under Schedule B, participants were able to defer up to 10% of their salary and bonus; distributions are made at the election of the participant. Mr. de la Vega’s deferrals under Schedule B receive fixed rates of 11.0% for his 1994 deferral and 10% for his 1995 deferral. No new deferrals were permitted under this plan after 1998.

Senior Management Deferred Compensation Plan of 1988

Eligible managers were permitted to make elections under this plan to defer, over four-year deferral periods, between 6% and 30% of their eligible compensation. No new deferral periods could be started after 1990. Participant contributions were matched in this plan at the same rate that applied under the 401(k) plan in lieu of match in the 401(k) plan. Account balances are credited with interest during the calendar year at a rate determined annually by the Company, which may not be less than the Moody’s rate for the prior September. Distributions occur in accordance with employee elections. Of the Named Executive Officers, only Mr. Watts has a balance in the plan.

Under the plan, after the participant dies, an additional benefit is payable to the surviving spouse for the duration of his or her life in an amount equal to two-thirds of the participant’s standard retirement benefit, beginning once the standard retirement benefit payments have ended or upon the participant’s death, if later. If Mr. Watts had died at the end of 2013, his surviving spouse would have received monthly benefits of $501 beginning in December 2028.

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AT&T Severance Policy

Subject to stockholder approval at the 2014 Annual Meeting, the AT&T Severance Policy (set out beginning on page 24) will generally limit severance payments for executive officers to 2.99 times salary and bonus. Under the AT&T Severance Policy, the Company will not provide severance benefits to an executive officer that exceed 2.99 times the officer’s annual base salary, plus target bonus, unless the excess payment receives prior stockholder approval or is ratified by stockholders at a regularly scheduled annual meeting within the following 15 months. Following approval of the AT&T Severance Policy by stockholders, AT&T will amend the AT&T Change in Control Severance Plan so that its benefits, when added to other severance benefits, will not exceed the limits of the policy.

Potential Payments Upon Change in Control

Change in Control

An acquisition in our industry can take a year or more to complete, and during that time it is critical that the Company have continuity of its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new Company. Our Change in Control Severance Plan offers benefits so that our officers may focus on the Company’s business without the distraction of searching for new employment. The Change in Control Severance Plan covers our officers, including each of the Named Executive Officers. Amounts under this plan payable to Mr. de la Vega would be offset by any payments Mr. de la Vega would receive under his agreement described on page 62, providing for the payment of benefits upon his termination of employment.

Description of Change in Control Severance Plan

The Change in Control Severance Plan offers benefits to an officer who is terminated or otherwise leaves our Company for “good reason” after a change in control. These benefits include a payment equal to 2.99 times the sum of the executive’s most recent salary and target bonus. The Company is not responsible for the payment of excise taxes (or taxes on such payments). As noted above, upon receiving stockholder approval of the AT&T Severance Policy at the 2014 Annual Meeting, AT&T will amend the AT&T Change in Control Severance Plan so that its benefits, when added to other severance benefits, will not exceed the limits of the policy.

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In the event of a change in control and termination of employment, each covered officer will also be provided, at no cost to him or her, with financial counseling and life and health benefits, including supplemental medical, vision, and dental benefits, substantially similar to those benefits provided prior to termination, for three years after the executive’s employment ends or until the end of the year he or she turns 65, whichever is earlier; provided, however, if the medical benefits cannot be provided on a non-taxable basis without penalty, these benefits would be provided on a taxable basis only for the applicable COBRA continuation period. We believe that these benefits are competitive with the benefits offered by comparable companies. Retirement eligible officers are eligible for certain of these benefits as part of their post-employment benefits (see Other Post-Retirement Benefits beginning on page 65). The estimated annual incremental costs of these benefits that would have been provided if the continuing Named Executive Officers had left for “good reason” under the plan at the end of 2013, in excess of any amounts that would have been incurred as post-retirement benefits outside of the applicable plan, are outlined in the table below.

Additional Costs of Potential Benefits Under the Change in Control Severance Plan
Name	Health Benefits ($)	Life Insurance ($)	Financial Counseling ($)
Stephenson	13,827	19,812	0
Stephens	38,570	14,293	24,000
de la Vega	18,975	11,096	0
Stankey	27,631	13,483	0
Watts	27,631	18,794	0

“Good reason” means, in general, assignment of duties inconsistent with the executive’s title or status; a substantial adverse change in the nature or status of the executive’s responsibilities; a reduction in pay; or failure to pay compensation or continue benefits. For the CEO, we eliminated a provision that defined “good reason” to include a good faith determination by the executive within 90 days of the change in control that he or she is not able to discharge his or her duties effectively.

Under the plan, a change in control occurs if: (a) anyone (other than one of our employee benefit plans) acquires more than 20% of AT&T’s common stock, (b) within a two-year period, the Directors at the beginning of the period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of the period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, (c) upon consummation of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 50% of the voting power of the surviving entity, or (d) upon our stockholders’ approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

If a change in control and a subsequent termination of employment of the Named Executive Officers had occurred at the end of 2013 in accordance with the Change in Control Severance Plan, the following estimated severance payments would have been paid in a lump sum:

Potential Change in Control Severance Payments
Name	Severance ($)
Stephenson	20,780,500
Stephens	6,637,800
de la Vega	7,744,100
Stankey	7,744,100
Watts	6,443,450

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Discontinued Change in Control Benefits

Prior to recent amendments, the 2011 Incentive Plan and its predecessor plan, the 2006 Incentive Plan, provided that grants of restricted stock or restricted stock units would automatically vest if the holder’s employment was either terminated by the Company or if the holder terminated employment for good reason within two years following a change in control, and stock options would vest immediately upon the change in control. A change in control under the Incentive Plans has substantially the same meaning as that in the Change in Control Severance Plan. “Good reason” for the Incentive Plans means within two years after the change in control, the employee’s position or responsibilities are adversely altered, the employee’s salary or target annual bonus is reduced, or the employee is relocated more than 50 miles from his former employment.

The provisions of the 2011 Incentive Plan that provided for the automatic vesting of these awards in connection with a change in control were deleted by the Human Resources Committee during 2013, and will no longer apply to future awards. No further awards may be granted under the 2006 Incentive Plan.

Grants of restricted stock or restricted stock units existing at the time of the amendments were not affected. No stock options were ever granted under either plan. Only Messrs. Stephens and Stankey hold awards subject to automatic vesting in connection with a change in control. As a result, if their respective employments had been terminated under these conditions at the end of 2013, Mr. Stephens would have been entitled to the vesting of restricted stock units valued at $5,142,431 and Mr. Stankey would have been entitled to the vesting of restricted stock valued at $5,386,442. No other Named Executive Officers hold awards that would be subject to automatic vesting in connection with a change in control.

Performance shares do not vest in connection with a change in control or a subsequent termination of employment. After a change in control, the payout of the performance shares is based solely on the achievement of the pre-determined performance goals.

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Other Information

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

AT&T’s executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in AT&T common stock with the SEC and the NYSE. Based solely on a review of the filed reports and written representations that no other reports are required, AT&T believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors.

Availability of Corporate Governance Documents

A copy of AT&T’s Annual Report to the SEC on Form 10-K for the year 2013 may be obtained without charge upon written request to AT&T Stockholder Services, 208 S. Akard, Room 2710.14, Dallas, Texas 75202. AT&T’s Corporate Governance Guidelines, Code of Ethics, and Committee Charters for standing committees may be viewed online at www.att.com and are also available in print to anyone who requests them (contact the Senior Vice President and Secretary of AT&T at the address below).

Stockholder Proposals and Director Nominees

Stockholder proposals intended to be included in the proxy materials for the 2015 Annual Meeting must be received by November 11, 2014. Such proposals should be sent in writing by courier or certified mail to the Senior Vice President and Secretary of AT&T at 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner.

Stockholders who intend to submit proposals at an Annual Meeting but whose proposals are not included in the proxy materials for the meeting and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify the Senior Vice President and Secretary of AT&T (at the address above) of their proposal or nominations and to provide certain other information not less than 90 days, nor more than 120 days, before the anniversary of the prior Annual Meeting of Stockholders, in accordance with AT&T’s Bylaws. Special notice provisions apply under the Bylaws if the date of the Annual Meeting is more than 30 days before or 70 days after the anniversary date.

Householding Information

No more than one annual report and Proxy Statement are being sent to multiple stockholders sharing an address unless AT&T has received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the Proxy Statement by writing the transfer agent at: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by calling (800) 351-7221. Stockholders calling from outside the United States may call (781) 575-4729. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the Proxy Statement may write or call the transfer agent at the above address or phone numbers to request a change.

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Other Information

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by AT&T. Officers, agents and employees of AT&T and its subsidiaries and other solicitors retained by AT&T may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of AT&T. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. AT&T has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $22,000, plus expenses.

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Notes

Notes

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Notes

AT&T 2014 Proxy Statement –  76

Admission Ticket r&t Admission Ticket O I IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT ANNUAL MEETING INFORMATION O Electronic Voting Instructions Electronic Voting Instructions You can vote by Internet or telephone. You can vote by Internet or telephone. „ Available 24 hours a day, 7 days a week. Available 24 hours a day, 7 days a week. Instead of mailing your proxy, you may choose one of the Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. 6™6 Vote by Internet W’ Go to www.envisionreports.com/att .GjW , ‘ °to www-envisionreP°rts-com’att t O fl rj tfr • Or scan the OR code with your smartphone n fcjttc Or scan the OR code with your smartphone S ‘ ‘ Follow the steps outlined on the secure website l” j nt • Follow the steps outlined on the secure website fO Vote by telephone Vote by telephone 2” • Call toll free 1 -800-652-VOTE (8683) within the USA, US territories & • Call toll free 1 -800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Canada on a touch tone telephone O Using a black ink pen, mark your votes with an X as shown in [77] ‘ Follow the instructions Provided “*the recorded messa9e Using a black ink pen, mark your votes with an X as shown in [77] ‘ Follow the instructions Provided the recorded messa9e this example. Please do not write outside the designated areas. I I this example. Please do not write outside the designated areas. I I , , O Annual Meeting Proxy Card/Voting Instruction Card Annual Meeting Proxy Card/Voting Instruction Card T To vote by usingthe proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope. T T To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope. T 1 -g J Election of Directors — The Board of Directors recommends a vote FOR the listed nominees. J Election of Directors — The Board of Directors recommends a vote FOR the listed nominees. & O 1. Nominees: For Against Abstain For Against Abstain For Against Abstain I 1. Nominees: For Against Abstain For Against Abstain For Against Abstain I 01—Randall L. Stephenson 06—Jon C. Madonna 10-Joyce M. Roche 01—Randall L. Stephenson 06—Jon C. Madonna 10-Joyce M. Roche O 02—Reuben V. Anderson H H H 07—Michael B. McCallister H H H 11—Matthew K. Rose H H H 02—Reuben V. Anderson H H H 07—Michael B. McCallister H H H 11—Matthew K. Rose H H H 1—C—Jaime Chico Pardo H H H 08—John B. McCoy H H H 12-Cynthia B.Taylor 03—Jaime Chico Pardo H H H 08—John B. McCoy H H H 12-Cynthia B.Taylor —Scott T. Ford 09—Beth E. Mooney 13—Laura D’Andrea Tyson 04—Scott T. Ford 09—Beth E. Mooney 13—Laura D’Andrea Tyson —James P. Kelly H H H 05—James P. Kelly H H H Management Proposals — The Board of Directors recommends a vote FOR Items 2 through 4. Management Proposals — The Board of Directors recommends a vote FOR Items 2 through 4. For Against Abstain For Against Abstain For Against Abstain For Against Abstain Ratification of appointment of independent auditors. 4. Approve Severance Policy. 2. Ratification of appointment of independent auditors. r 4. Approve Severance Policy. r ( Advisory approval of executive compensation. r 3. Advisory approval of executive compensation. r Q Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 5 through 7. Q Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 5 through 7. For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain—. 5. Political report. 6. Lobbying report.7. Written consent 5. Political report. 6. Lobbying report. 7. Written consent.O O I 1 U PX + 1 U PX + 002CS40121 01RXGD 002CS40121 01RXGD

AT&T Inc. 2014 Annual Meeting of Stockholders Admission Ticket AT&T Inc. 2014 Annual Meeting of Stockholders Admission Ticket Upon arrival, please present this Upon arrival, please present this O admission ticket and photo ID admission ticket and photo ID Friday, April 25, 2014 at the registration desk. Frjday Apri 25, 2014 at the registration desk. Doors open at 8:00 a.m. local time Doors open at 8:00 a.m. local time Meeting begins at 9:00 a.m. local time Meeting begins at 9:00 a.m. local time Rivermill Event Centre A Rivermill Event Centre A O Columbus, Georgia 31904 K J v § _A © Columbus, Georgia 31904 KJ v § _A © ° Directions: “ X V comerst j Directions: “. comerst Complimentary parking is available W ••• •• H Complimentary parking is available W I • • •• h O as indicated on the map.as indicated on the map. The meeting will be held in % The meeting will be held in % Q) — 0) “N 38th St 38th St (85) (85) T To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope. T T To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope. T 1 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 25,2014. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 25,2014. O The undersigned hereby appoints Randall L. Stephenson and John J. Stephens, and each of them, proxies, with full power of substitution, to vote all common — The undersigned hereby appoints Randall L. Stephenson and John J. Stephens, and each of them, proxies, with full power of substitution, to vote all common — shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 25, 2014, and at any adjournment thereof, upon all subjects that shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 25, 2014, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on O the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, it will be treated as an before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, it will be treated as an instruction to vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of instruction to vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting. the proxies on any other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR all nominees, FOR Items 2-4, and AGAINST each of the stockholder proposals (Items 5-7) listed on the reverse side The Board of Directors recommends a vote FOR all nominees, FOR Items 2-4, and AGAINST each of the stockholder proposals (Items 5-7) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting. of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting. Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone, through the Internet or mail it to Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone, through the Internet or mail it to Computershare, PO Box 43115, Providence Rl 02940. Computershare, PO Box 43115, Providence Rl 02940. This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for shares held on your behalf This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for shares held on your behalf q pursuant to The DirectSERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for shares held on your behalf under any of the following pursuant to The Direct SERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for shares held on your behalf under any of the following employee benefit plans: the AT&T Savings and Security Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings employee benefit plans: the AT&T Savings and Security Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Shares in the employee benefit plans for which voting instructions are not received will not be voted, subject to the trustee’s fiduciary obligations. To allow and Security Plan. Shares in the employee benefit plans for which voting instructions are not received will not be voted, subject to the trustee’s fiduciary obligations. To allow _ sufficient time for voting by the trustees and/or administrators of the employee benefit plans, your voting instructions must be received by April 22,2014. sufficient time for voting by the trustees and/or administrators of the employee benefit plans, your voting instructions must be received by April 22,2014. Non-Voting Items f Non-Voting Items Change of Address — Please print new address below. Change of Address — Please print new address below. f Q Authorized Signatures — This section must be completed for your instructions to be executed. Q Authorized Signatures — This section must be completed for your instructions to be executed. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—E ON BOTH SIDES OF THIS CARD. — IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—E ON BOTH SIDES OF THIS CARD.—